Exhibit 10.22

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 29, 2008, by and between BioForm Medical, Inc., a Delaware corporation (“Buyer” or “BioForm”) and Advanced Cosmetic Intervention, Inc., a Colorado corporation (“Seller” or “ACI”). ACI and BioForm may be referred to herein individually as a “Party” and collectively as the “Parties”. Certain other capitalized terms used in this Agreement are defined in Section 1.

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to BioForm, substantially all of the assets of Seller, including those assets related to the business of selling nerve ablation devices;

WHEREAS, Seller has entered into a license agreement with JNJ Technology Holdings, LLC, a Colorado limited liability company (“JNJ”) under which JNJ granted to Seller a license under certain Intellectual Property Rights owned by JNJ;

WHEREAS, on even date herewith, Buyer and JNJ will enter into the JNJ APA (as defined below) whereby Buyer will purchase from JNJ substantially all of JNJ’s assets, including those intellectual property rights currently licensed to Seller;

WHEREAS, the individual principals of JNJ are also significant shareholders of Seller;

WHEREAS, Advanced Headache Intervention, Inc., a Colorado Corporation (“AHI”) is an entity that was spun off from Seller to commercialize nerve ablation devices in the field of pain management; and

WHEREAS, Buyer and Seller intend that Buyer will negotiate an agreement with AHI following the Closing with respect to selling nerve ablation devices in the field of pain management.

NOW THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, the Parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

1.1 “Affiliate” means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For the purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares or other voting rights entitled to vote for the election of directors (or in the case of an entity that is not a corporation, for the election of the corresponding management authority). Seller shall not be deemed for any purposes of this Agreement to be an Affiliate of Buyer. Neither JNJ nor AHI shall be deemed for any purpose of this Agreement to be an Affiliate of Seller.

1.2 “AHI” has the meaning given to it in the recitals.

1.3 “AHI Field” means the applications and indications for which Net Sales of Products will result in a royalty being due to AHI under any agreement entered into between Buyer and AHI after Closing, as described in Section 8.3. The AHI Field will not be broader than the treatment of pain manifested in the head. For the avoidance of doubt, the AHI Field will not include applications for which the primary purpose is aesthetic modification or therapeutic benefit other than the treatment of pain manifested in the head, even if such application also has an impact on pain manifested in the head. However, the AHI Field may include applications for which the primary purpose is the treatment of pain manifested in the head, even if such application also has an aesthetic impact.

1.4 “Ancillary Agreements” means the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, and all other ancillary agreements to this Agreement.

1.5 “Basket Amount” means $75,000.

1.6 “Books and Records” means all papers and records (in paper or electronic format) including, without limitation, all (i) purchasing and sales records; (ii) clinical study protocols, photographs, presentations, correspondence, results and records; (iii) customer and distributor lists and files; (iv) corporate, investor, legal, accounting and financial records, and marketing and advertising documents and materials, including training materials and videos; (v) government filings and registrations; (vi) notes, notebooks, project plans, design history files, results, reports and data generated in connection with research and development activities; (vii) manufacturing and quality assurance methods, processes, procedures, audits, results, records, supplier lists and files; (viii) regulatory correspondence and files not included in Transferred Regulatory Approvals; and (ix) files related to the Transferred Intellectual Property Rights, including files maintained by intellectual property lawyers or agents, and copies of nondisclosure agreements signed by employees and other Third Parties.

1.7 “Business” means the development, manufacture and sale of Seller Products, either directly to customers or through distributors, licensees or other agents, as currently conducted by Seller.

1.8 “Business Day” (whether such phrase is capitalized or not) means any day, other than Saturday, Sunday, or a legal holiday in California, that banks located in San Francisco, California are open for business.

1.9 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.

1.10 “Contract” or “Contracts” means any mortgage, indenture, lease, contract, covenant, arrangement, agreement, instrument, commitment, purchase order or license.

1.11 “Documentation” means all documentation relating to any Product, including without limitation marketing materials, maintenance manuals, manufacturing and technical specifications, and documentation that accompanies the Product when delivered to customers such as instructions, labeling, and training materials, and web content and materials displayed or available on world wide web sites, which relate to those Uniform Resource Locators, Web site addresses and domain names listed on Schedule 2.1, and all copyrights and other Intellectual Property Rights therein.

1.12 “Encumbrance” or “Encumbrances” means any encumbrance, lien, charge, hypothecation, pledge, mortgage, adverse claim, option, preemptive right, or other security interest of any nature, or any contract to create any of the foregoing.

1.13 “Escrow Agent” means The Bank of New York.

1.14 “Escrow Agreement” means the escrow agreement by and among the Buyer, Seller and the Escrow Agent in substantially the form of Exhibit A hereto.

1.15 “Exclusivity Payments” means $400,000, which Buyer paid to Seller prior to the Closing Date as an advance on the Cash Consideration, in consideration for Seller and JNJ’s covenant to enter into exclusive negotiations with Buyer.

1.16 “Existing JNJ-ACI License” means the Technology License Agreement dated as of July 1, 2004 between JNJ and Seller, which will be terminated as of the Closing Date as described herein.

1.17 “Fair Market Value” means the cash consideration that Buyer or its Affiliate or Licensee would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity, under the same terms, and at the same time and place.

1.18 “Filed Intellectual Property Rights” means all United States, international and foreign Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

1.19 “First Commercial Sale” means the date when a Product has been sold by Buyer or its Affiliate or Licensee in commerce and shipped to a customer and such customer has been invoiced for the price of such Product.

1.20 “GAAP” means United States generally accepted accounting principles.

1.21 “Intellectual Property Rights” means all intangible proprietary rights of any kind or nature throughout the world, including without limitation the following and all statutory and/or common law rights in, arising out of, or associated therewith: (i) all Patent Rights; (ii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications, copyrightable subject matter whether or not registration for any such copyright exists or is pending, and all other copyright interests accruing by reason of international copyright conventions pertaining thereto (“Copyrights”); (iii) all Know-How; (iv) all industrial designs and any registrations and applications therefor; (v) all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications, and all other interests accruing by reason of international trademark conventions and all goodwill associated therewith (“Trademarks”); (vi) all databases and data collections (including supplier or customer lists and supplier or customer databases); (vii) all rights in Software; and (viii) rights to Uniform Resource Locators, Web site addresses and domain names.

1.22 “JNJ” has the meaning given to it in the recitals.

1.23 “JNJ APA” means that certain Asset Purchase Agreement, in the form set forth at Exhibit B, to be entered into between Buyer and JNJ on the Closing Date.

1.24 “JNJ Purchased Assets” means all assets identified as “Purchased Assets” in the JNJ APA.

1.25 “JNJ Transferred Intellectual Property Rights” means all assets identified as “Transferred Intellectual Property Rights” in the JNJ APA.

1.26 “JNJ Transferred Patent Rights” means the “Transferred Patent Rights” as identified in the JNJ APA.

1.27 “Key Executives” means each of Mike Janssen, James Newman, Jim Jones, Paul Maroon, and David Stevens.

1.28 “Know-How” means all information, data, materials, technologies, inventions, trade secrets, algorithms, concepts, system designs, engineering models, ideas, software, discoveries, processes, standards, methods, compositions, formulae, procedures, protocol techniques, results of experimentation and testing, and other know-how, whether or not patentable or copyrightable.

1.29 “Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Paul Maroon, Mike Janssen, Stan Dunavant, Warren Bisbee, Dwight Zurawski, James Newman, Jim Jones, and David Stevens; provided, however, that such person shall have made reasonable inquiry of those employees and consultants of Seller who would reasonably be expected to have knowledge of the matter in question; provided further, however, that if any such person shall not make such reasonable inquiry, then such person shall be deemed to have actual knowledge of those facts or matters that such person would reasonably be expected to have had such person made such inquiry.

1.30 “Licensee” means a Third Party (other than AHI) to whom Buyer has granted a license under the JNJ Transferred Intellectual Property Rights and the Transferred Intellectual Property Rights to make, use, offer to sell, sell, or import Products in the Royalty Field, but this shall not cover sales made by Buyer or its Affiliates or licensees to Third Party distributors.

1.31 “Material Adverse Effect on Buyer” means a circumstance, state of facts, event, consequence or result that materially and adversely affects, or could reasonably be expected to affect materially and adversely, the financial condition or operating results of Buyer, or the ability of Buyer to consummate the transactions which it is required to consummate under this Agreement and the JNJ APA.

1.32 “Material Adverse Effect on Seller” means a circumstance, state of facts, event, consequence or result that materially and adversely affects, or could reasonably be expected to affect materially and adversely, the Purchased Assets, the JNJ Purchased Assets, Seller’s financial condition, or Seller’s operating results, or the ability of Seller to consummate the transactions which it is required to consummate under this Agreement.

1.33 “Net Sales” means the gross amount invoiced by Buyer, its Affiliates, and its Licensees for sales of Products in the Royalty Field to Third Parties (excluding sales by and between Buyer, its Affiliates, and its Licensees) less the following:

(a) shipping, postage, freight, and transportation charges and other related charges, such as insurance, directly chargeable to the sale of the Product;

(b) sales and excise taxes, customs duties, and other taxes, duties and governmental charges (including any tax such as a value added or similar tax or government charge) levied on the sale, transportation, delivery, or exportation of the Product and actually paid by the seller, in accordance with GAAP, but excluding any taxes and governmental charges calculated based on any profit or income earned by Buyer or its Affiliates or Licensees;

(c) governmental charges imposed upon the sale, manufacture, or use of the Products;

(d) distributor’s fees, rebates (including cash and non-cash rebates), returns, and allowances;

(e) discounts (including trade, quantity, and cash discounts), charge-backs, retroactive price reductions, refunds, returns, and billing errors;

(f) allowances and credits on account of governmental requirements, rejections, recalls, defects, or returns; and

(g) other similar or customary deductions taken in the ordinary course of business or in accordance with GAAP.

For clarity, use of the Products for promotional, sampling or compassionate use purposes or for use in clinical trials shall not be considered in determining Net Sales, in each case so long as (i) such Products are provided or sold at less than the cost of goods; and (ii) the recipients do not resell the Products. For purposes of this provision, compassionate use shall include any sales of Products to non-profit organizations operated for charitable purposes, provided that such sales meet the requirements of clauses (i) and (ii) of the preceding sentence.

1.34 “Off the Shelf Software” means commercially available software licensed to the Seller under generally available terms and conditions, other than software included in or necessary to operate any Product.

1.35 “Patent Rights” means all (i) issued patents; (ii) pending patent applications and rights to file applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, re-examinations, national phase PCT applications, PCT international applications, and all foreign counterparts; (iii) patents-of-addition, reissues, renewals, revivals, reexamination certificates, and extensions and restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates and the equivalent thereof; (iv) inventor’s certificates; and (v) forms of government-issued rights substantially similar to any of the foregoing throughout the world.

1.36 “Permitted Encumbrances” means (i) any lien for taxes that are not yet due or are being contested in good faith, (ii) any carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s, landlord’s, lessor’s or similar statutory lien incidental to the ordinary conduct of the Business, or (iii) any municipal and zoning ordinance, recorded easement, covenant or restriction that does not prohibit or materially interfere with the present use, or materially affect the present value, of the Business or the Purchased Assets.

1.37 “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.38 “Product” means any radio frequency nerve ablation product that uses or incorporates, or by the making, using or selling of which infringes, any Transferred Intellectual Property Rights or JNJ Transferred Intellectual Property Rights, including without limitation the Products described on Schedule 2.1.

1.39 “Royalty Field” means all applications and indications, other than the AHI Field.

1.40 “Royalty Rate” means (i) [*] with respect to Net Sales of a Product in a country in which, at the time of sale, there is a Valid Claim included within the JNJ Transferred Patent Rights covering the manufacture, use, sale, offer for sale, or importation of such Product in such country; or (ii) [*] with respect to Net Sales of a Product in a country in which, at the time of sale, there is no Valid Claim included within the JNJ Transferred Patent Rights covering the manufacture, use, sale, offer for sale, or importation of such Product in such country.

1.41 “Royalty Period” means, on a Product-by-Product and country-by-country basis, the period of time beginning on the date of the First Commercial Sale of a Product in a country and extending through and including the later of (i) the date on which the last Valid Claim included within the JNJ Transferred Patent Rights, which Valid Claim would be infringed by the manufacture, use, or sale of the Product, ceases to be a Valid Claim (e.g., upon expiration, lapse, disclaimer, a holding that such claim is invalid or unenforceable, the abandonment or rejection of a pending application that includes such claim, etc.) and (ii) December 31, 2029.

1.42 “Seller Payables” means any and all accounts payable, notes and other amounts payable to creditors, customers and any other Persons arising from the conduct of the Business by Seller before the Closing as shown in Section 3.4 to the Disclosure Schedule, but excluding any Assumed Liabilities.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.43 “Seller Product” or “Seller Products” means any and all products of Seller that use or incorporate any of the Transferred Intellectual Property Rights or any JNJ Transferred Intellectual Property Rights, including any documentation that accompanies such product when delivered to Seller’s customers such as instructions, labeling and training materials.

1.44 “Seller Receivables” means any and all accounts receivable, notes and other amounts receivable arising from the sale and delivery of Products or the provision of services before the Closing Date.

1.45 “Software” means any and all computer software, in object code and source code, and all underlying Intellectual Property Rights in connection therewith, used in connection with the operation of the Business.

1.46 “Tangible Assets” means (i) all raw materials, works-in-process, finished-goods inventories, packaging materials, brochures, graphics, and artwork (in each case, in paper and electronic format) and UPC codes relating to the Business; (ii) all prototypes, models (whether tangible or digital, including ERP and CAD files), test devices, lab notebooks, and other materials embodying any Transferred Intellectual Property Rights; (iii) all tools, jigs, dies, and equipment relating to the Business; and (iv) all other tangible assets relating to the Business.

1.47 “Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.48 “Third Part(y/ies)” means any Person(s) other than Buyer, Seller or their respective Affiliates.

1.49 “Transferred Books and Records” means Books and Records of Seller related to the Business; provided, however, that Transferred Books and Records shall not include Seller’s corporate minute book, general ledger, tax returns, Books and Records relating to Seller’s physical facilities, directors, officers, shareholders, optionholders, financial and other accounting records necessary for the preparation of financial statements, tax returns or government-required filings, personnel records and other records that Seller is required by law to retain in its possession (provided that to the extent consistent with law copies of such personnel records shall be provided to Buyer) and other Books and Records primarily related to Seller as a corporate entity.

1.50 “Transferred Contracts” means those Contracts listed on Schedule 2.1, which, for purposes of clarification includes the Existing JNJ-ACI License which is being transferred to Buyer by way of termination of such agreement pursuant to the Termination Agreement and the execution of this Agreement and of the JNJ APA between JNJ and Buyer.

1.51 “Transferred Intellectual Property Rights” means all Intellectual Property Rights owned or transferable by Seller, including without limitation the Transferred Trademarks and other Intellectual Property Rights listed or described on Schedule 2.1, but excluding the Excluded Assets.

1.52 “Transferred Regulatory Approvals” means the pending and/or granted approvals and registrations that are owned or controlled by the Seller as of the Closing for the investigation, manufacture, distribution, sale and/or marketing of any Product (including without limitation any pending and/or cleared 510(k) notifications or pre-marketing approvals (PMAs)) and can be transferred to Buyer in accordance with the terms of this Agreement under applicable law, including without limitation those items set forth on Schedule 2.1, and all supplements and amendments thereto; and (ii) all dossiers, reports, data and other written materials filed as part of such approvals or registrations, or maintained by the Seller or its contractors and relating to such approvals or registrations.

1.53 “Transferred Trademarks” means all registered Trademarks, pending applications for Trademark registrations, and common law Trademarks of Seller in any jurisdiction in the world including without limitation the Trademarks listed on Schedule 2.1.

1.54 “Valid Claim” means (a) any claim included in an issued and unexpired U.S. or foreign patent that has not been held permanently revoked, unenforceable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; and (b) any claim included in a pending U.S. or foreign patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided that such claim has not been pending for more than seven (7) years from the priority date of such patent application.

2. Purchase and Sale of the Purchased Assets.

2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, convey, transfer and assign to Buyer, on the Closing Date (as defined in Section 2.8), all of Seller’s right, title and interest in and to the following assets, including without limitation all those assets described on Schedule 2.1 attached hereto, but excluding the Excluded Assets (collectively the “Purchased Assets”):

(a) The Transferred Intellectual Property Rights;

(b) All rights of Seller under the Transferred Contracts existing as of or arising after the Closing, but excluding for purposes of clarification the Seller Receivables;

(c) The Transferred Books and Records;

(d) All Documentation;

(e) All Tangible Assets, other than Excluded Assets set forth at Schedule 2.2;

(f) The Transferred Regulatory Approvals;

(g) All other assets of Seller used in the operation of the Business and not described in Section 2.2 below;

(h) Any rights under Contracts that are not Transferred Contracts (including without limitation employment agreements, consulting agreements, and employee assignment of inventions agreements) to the extent necessary to enforce the Transferred Intellectual Property Rights; and

(i) All rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing.

2.2 Excluded Assets. Seller shall retain all assets of Seller that are not Purchased Assets (collectively, the “Excluded Assets”), which retained assets shall include, without limitation:

(a) All cash, cash equivalents and bank accounts owned by Seller on the Closing Date, including for purposes of clarification any pre-paid deposits received by Seller from its customers;

(b) All pre-paid deposits made by Seller to a Third Party;

(c) All Contracts other than the Transferred Contracts;

(d) All rights of Seller under the Transferred Contracts existing as of or arising on or prior to the Closing, including all Seller Receivables;

(e) All Books and Records other than Transferred Books and Records;

(f) All Tangible Assets set forth at Schedule 2.2;

(g) All of Seller’s insurance policies and rights of Seller thereunder;

(h) All rights of Seller under this Agreement and other agreements executed in conjunction herewith; and

(i) All rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing.

2.3 Assumption of Liabilities. As additional consideration for the Purchased Assets, Buyer shall assume the following (collectively the “Assumed Liabilities”):

(a) All obligations of Seller under the Byers Peak Contract (as defined on Schedule 2.1) whether arising before or after the Closing Date, and all obligations of Seller under all other Transferred Contracts that arise after the Closing Date; and

(b) All warranty and product liability liabilities of Seller (express or implied) arising with respect to the Seller Products, whether arising before or after the Closing Date; provided, however, that if at any time within one year of the date of this Agreement Buyer is required to pay any amount or incur any cost to satisfy any warranty or product liability liabilities of Seller arising with respect to Seller Products sold prior to the Closing, Buyer may offset such amount against royalties due to Seller under Section 7 and shall provide appropriate document supporting any such offset.

Except for the Assumed Liabilities, Buyer shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Seller (including Seller Payables), whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when such liabilities or obligations may arise or may have arisen or when they are or were asserted, including without limitation all liabilities arising from (i) any agreement or arrangement (whether written or oral) between or among Seller, JNJ and/or AHI, or (ii) the operation of the Business prior to Closing (the “Retained Liabilities”), and Seller shall remain responsible for all Retained Liabilities.

2.4 JNJ APA. On even date herewith, Buyer and JNJ will enter into the JNJ APA, which is attached as Exhibit B. Seller acknowledges that it has reviewed the JNJ APA and that in consideration for Buyer entering into this Agreement and the JNJ APA, Seller expressly consents to Buyer’s right to offset claims against JNJ under the JNJ APA against the Royalty Consideration (as defined in Section 7.1(a)) and the Success Milestone (as defined in Section 7.2) payable by Buyer to Seller under this Agreement.

2.5 Transfer Documents. On the Closing Date, (i) the sale of the Tangible Assets, and any other tangible assets included in the Purchased Assets by Seller to Buyer in accordance with this Agreement will be further evidenced by a Bill of Sale in substantially the form of Exhibit C hereto (the “Bill of Sale”); (ii) the assignment of the Purchased Assets to Buyer and assumption of the Assumed Liabilities by Buyer in accordance with this Agreement will be further evidenced by an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) in substantially the form of Exhibit D hereto; (iii) the assignment of the Transferred Intellectual Property Rights from Seller to Buyer in accordance with this Agreement will be further evidenced by assignment documents relating to Trademarks in the form attached as Exhibit E hereto (the “Intellectual Property Assignments”).

2.6 Consideration. The consideration for the sale to Buyer of the Purchased Assets under this Agreement and the sale to Buyer of the JNJ Purchased Assets pursuant to the JNJ APA shall consist of (i) $11,960,000 (the “ACI Cash Consideration”, which is payable pursuant to this Agreement) and the JNJ Cash Consideration (as defined in and payable under the JNJ APA) (collectively, the “Cash Consideration”); (ii) the assumption by Buyer of the Assumed Liabilities pursuant to this Agreement; (iii) the Royalty Consideration (as defined in Section 7.1(a)); and (iv) the potential to earn a Success Milestone (as defined in Section 7.2 and together with the Cash

Consideration and Royalty Consideration, the “Purchase Price”). For the avoidance of doubt, Buyer will not be required to make any payments other than the JNJ Cash Consideration to JNJ in consideration for the sale to Buyer of the JNJ Purchased Assets under the JNJ APA.

2.7 Escrow Amount. Notwithstanding anything contained in this Agreement to the contrary, Buyer will refrain from paying to Seller at Closing [*] of the Purchase Price (the “Escrow Amount”) for collateral payment of any amounts owed to Buyer for indemnification pursuant to Section 9 of this Agreement or for indemnification under the JNJ APA as described at Section 9.3(g). The Escrow Amount will be distributed to Buyer and/or Seller in accordance with the terms of the Escrow Agreement.

2.8 The Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement (the “Closing Date”) at the offices of Ropes & Gray LLP, 525 University Avenue, Palo Alto, California, or at such other date and place as the Parties may agree and shall be deemed to occur at 1:00 p.m., local time, on such date.

(a) Closing Deliveries of Seller. At the Closing, Seller shall deliver, or cause to be delivered to Buyer, the documents and instruments set forth in Section 5.5, in form and substance reasonably satisfactory to Buyer and its counsel.

(b) Closing Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered: (i) an amount equal to the ACI Cash Consideration minus the Exclusivity Payments plus [*] to cover Colorado sales tax, consisting of (x) to Seller, [*] in cash payable by wire transfer to such account as Seller may reasonably direct, or by such other method of payment as Seller and Buyer may mutually agree, and (y) to the Escrow Agent, [*] in cash payable by wire transfer to be held in escrow pursuant to the Escrow Agreement; and (ii) the documents and instruments set forth in Section 6.4, in form and substance reasonably satisfactory to Seller and its counsel.

2.9 Allocation of Purchase Price. The Purchase Price shall be allocated consistent with the reasonable good faith determination of Buyer after consultation with Seller and JNJ within sixty (60) days following the Closing. The Parties and JNJ acknowledge that for financial reporting purposes, Buyer is required to determine and allocate a purchase price for the acquisition of the Purchased Assets and the JNJ Purchased Assets in accordance with GAAP in the United States, and that Buyer’s determinations under GAAP will differ from the requirements of Section 1060 of the Internal Revenue Code and the regulations promulgated thereunder. Buyer and Seller hereby agree that the amounts set forth in the Bill of Sale (Exhibit C) represent the fair market value of all tangible assets included in Purchased Assets. These fair market values will be used in the allocation of the Purchase Price and in the determination of state or local taxes due as of the Closing. However, the value of inventory set forth in the Bill of Sale reflects a preliminary valuation, and is subject to the final determination of the allocation to be performed during such sixty (60) day period. After the Closing, Buyer and Seller shall make consistent use of the allocation required under Section 1060 of the Internal Revenue Code for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service or any other applicable

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

taxing authority in respect thereof. In any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

2.10 Transfer Taxes. Buyer shall pay Seller for any sales, use, excise or similar transfer taxes that Seller may owe in connection with the sale and purchase of the Purchased Assets. Seller acknowledges that Buyer shall purchase all inventory for resale.

2.11 Consents. Nothing in this Agreement shall be construed as an attempt or agreement to assign any Transferred Contract which is non-assignable without the consent of the party or parties thereto unless such consent shall have been obtained. Buyer and Seller shall use commercially reasonable efforts to obtain the consents of any other party required in connection with the transfer of any Transferred Contract requiring such consent and Seller shall provide Buyer with all of the benefits enjoyed by Seller under any such Transferred Contract until consent to the assignment thereof is obtained. Buyer also hereby agrees that following the date of this Agreement, it will use commercially reasonable efforts to obtain from all parties to any Transferred Contract (other than Seller) a release of Seller from any obligations or liabilities arising with respect to such Transferred Contract, whether now known or unknown. Neither party shall be obligated to make payment or provide any other consideration to obtain such consent or such release.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, subject to the exceptions specifically disclosed in the attached schedule of exceptions (the “Disclosure Schedule”), as follows:

3.1 Authority and Binding Effect. Seller has the full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements, and the consummation by Seller of its obligations contained herein and therein, have been duly authorized by all necessary corporate actions of Seller, and this Agreement and the Ancillary Agreements have been duly executed and delivered by Seller. This Agreement and the Ancillary Agreements are valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

3.2 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and Seller is qualified to do business in the state of Colorado, which is the only jurisdiction where such qualification is necessary and where the failure of Seller to be so qualified would have a Material Adverse Effect on Seller. Seller has the requisite corporate power and authority to conduct the Business as now conducted and as currently proposed to be conducted, to own or lease the Purchased Assets, to use such Purchased Assets in the conduct of its Business, and to perform all of its obligations under the Transferred Contracts. Seller has delivered to Buyer or its counsel a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof.

3.3 Financial Statements. Seller has delivered to Buyer its audited balance sheet for the period ended June 30, 2007, its audited statements of operations, statements of stockholders’ equity, and statements of cash flows for the period from June 28, 2004 to June 30, 2007, its unaudited balance sheets and statements of operations for the six month period ended December 31, 2007, and its unaudited balance sheets and statements of operations for the three month period ended March 31, 2008 (collectively, the “Seller Financial Statements”). The Seller Financial Statements are correct in all material respects and present fairly the financial condition and operating results of Seller as of the date(s) and during the period(s) indicated therein. The audited Seller Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated, except as disclosed therein. The unaudited Seller Financial Statements do not contain additional financial statements and footnotes required under GAAP, and are subject to normal year-end adjustments.

3.4 Seller Payables and Receivables. Section 3.4 of the Disclosure Schedule is a true and complete list of Seller Payables and Seller Receivables as of the Closing.

3.5 Absence of Certain Changes. Since March 31, 2008 there has not been any sale, transfer, or other disposition of, or the incurrence or imposition of any Encumbrance of any kind, on or affecting the Business or any of the Purchased Assets, except (i) as may be described in the written terms of the Transferred Contracts; (ii) the transfer to Buyer of the Purchased Assets contemplated by this Agreement; and (iii) sales of inventory in the ordinary course of business.

3.6 The Purchased Assets. Seller has, and on the Closing Date will convey and transfer to Buyer all its interest in the Purchased Assets, including but not limited to good and valid title, free and clear of all Encumbrances of any nature whatsoever, except for Permitted Encumbrances and Encumbrances arising by the terms of the Transferred Contracts. Section 3.6 of the Disclosure Schedule lists all Tangible Assets owned or leased by Seller for use in the Business (except as set forth on Schedule 2.2) and that were purchased or leased by Seller for a price in excess of $1,000, and all such Tangible Assets that are material to the operation of the Business are in good operating condition, regularly and properly maintained, subject to normal wear and tear. The Purchased Assets, together with the JNJ Purchased Assets, are sufficient for the operation of the Business.

3.7 Transferred Contracts. Except as set forth on Schedule 2.2, the Transferred Contracts are all executory Contracts between Seller and any Person used in the operation of the Business, and true and complete copies of all such Contracts have been delivered to Buyer. Except as set forth on Schedule 2.2, the Transferred Contracts are all of the Contracts necessary for the operation of the Business. Except as would not have a Material Adverse Effect on Seller, each Transferred Contract is in full force and effect and Seller is not in breach, violation or default thereunder nor is any Person obligated to Seller pursuant to any such Transferred Contract in breach, violation or default thereunder. Seller has not received notice that Seller has breached, violated or defaulted under, any of the terms or conditions of any Transferred Contract. Immediately following the Closing, and except as would not have a Material Adverse Effect on Seller, Buyer will be permitted to exercise all of the rights Seller had immediately prior to the Closing under the Transferred Contracts without the payment of any additional amounts or consideration other than ongoing fees or payments which Seller would otherwise be required to pay pursuant to the terms of such Transferred Contracts had the transactions contemplated by this Agreement not occurred; provided, however, that Seller makes no representation or warranty as to restrictions that may exist, or payments that may be required, by virtue of any condition applicable to Buyer or any action or inaction taken by Buyer and the Existing JNJ-ACI License will be terminated pursuant to the Termination Agreement. Other than the Transferred Contracts and other than as contemplated by the Termination Agreement, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party relating to the Business or otherwise binding upon the Seller or the Business which has or may have the effect of prohibiting or impairing the transactions contemplated by this Agreement, or affecting the validity, use or enforceability of the Purchased Assets. Other than the Transferred Contracts, Seller has not entered into any agreement which places any restrictions upon Seller with respect to selling, licensing or otherwise distributing any of the Seller Products, the Transferred Intellectual Property Rights, or the JNJ Transferred Intellectual Property Rights to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market. To Seller’s Knowledge, no party to a Transferred Contract that requires consent to transfer has indicated to Seller that it is unwilling to provide such consent or to provide a release of Seller in connection therewith.

3.8 Intellectual Property

(a) Each item of Transferred Intellectual Property Rights is held by Seller free and clear of any Encumbrances (including without limitation any distribution rights and royalty rights), other than Permitted Encumbrances and Encumbrances arising by the terms of the Transferred Contracts or the JNJ APA. Except as provided in the Transferred Contracts, all Transferred Intellectual Property Rights will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any Third Party. The Transferred Intellectual Property Rights, the Transferred Contracts and the JNJ Transferred Intellectual Property Rights constitute all of the Intellectual Property Rights used in or necessary for the operation of the Business.

(b) Schedule 2.1 accurately and completely identifies all Filed Intellectual Property Rights that are owned or transferable by Seller. All Filed Intellectual Property Rights included in the Transferred Intellectual Property Rights are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and are not subject to any unpaid maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. There are no proceedings or actions before any court, tribunal, administrative agency, or commission (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Filed Intellectual Property Rights included in the Transferred Intellectual Property Rights.

(c) To the extent that any Transferred Intellectual Property Rights were originally owned or created by or for any Third Party, but excluding any Off the Shelf Software (i) the Seller has a written agreement with such Third Party or Third Parties with respect thereto, pursuant to which the Seller has obtained complete, unencumbered and unrestricted ownership (except for Permitted Encumbrances and Encumbrances arising by the terms of the Transferred Contracts) and is the exclusive owner of, all such Transferred Intellectual Property Rights by valid assignment or otherwise; (ii) the transfer of the Transferred Intellectual Property Rights from Seller to Buyer hereunder does not violate such Third Party agreements; (iii) except as may be provided in the Transferred Contracts, such Third Parties have not retained and do not have any rights or licenses with respect to the Transferred Intellectual Property Rights; and (iv) to the Knowledge of Seller, no valid basis exists for such Third Party to challenge or object to this Agreement.

(d) Except pursuant to any Transferred Contracts or as will be transferred to Buyer pursuant to the terms of this Agreement, Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, to any Third Party, (i) any Transferred Intellectual Property Rights or (ii) any JNJ Transferred Intellectual Property Rights.

(e) No government funding, facilities of a university, college, other educational institution or research center or funding from Third Parties was used by Seller in the development of the Transferred Intellectual Property Rights owned by Seller. To the Knowledge of Seller, no current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Transferred Intellectual Property Rights has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(f) Other than the Transferred Contracts and the proprietary rights agreements described in Section 3.8(j) below, there are no Contracts, whether written or oral, express or implied, to which Seller is a party with respect to any Transferred Intellectual Property Rights.

(g) Neither the operation of the Business, including the making, using, selling, licensing and distribution of Seller Products by Seller or immediately following the Closing by Buyer did, do, or will: (i) to Seller’s Knowledge, infringe or misappropriate the Intellectual Property Rights of any Person or (ii) to Seller’s Knowledge, violate the rights of any Person (including rights to privacy or publicity). To the Knowledge of Seller, Seller has not received notice from any Person claiming that the Business, the Purchased Assets or the JNJ Purchased Assets infringe or misappropriate the Intellectual Property Rights of any Person (nor does Seller have Knowledge of any valid basis therefor). To Seller’s Knowledge, no Person is infringing or misappropriating the Transferred Intellectual Property Rights.

(h) There are no contracts, licenses or agreements between Seller and any other Person with respect to the Transferred Intellectual Property Rights or the JNJ Transferred Intellectual Property Rights, under which there is any dispute or, to Seller’s Knowledge, any threatened dispute regarding the scope of such agreement or performance under such agreement.

(i) Seller has taken all commercially reasonable steps that are required to protect Seller’s rights in confidential information and trade secrets of Seller associated with or related to the Transferred Intellectual Property Rights and the JNJ Transferred Intellectual Property Rights.

(j) Seller has and enforces a policy requiring each employee and consultant of Seller to execute a proprietary rights agreement substantially in the form(s) set forth in Section 3.8(j) of the Disclosure Schedule and all current and former employees and consultants of Seller who have created or modified any of the Transferred Intellectual Property Rights that are material to the operation of the Business have executed such an agreement.

(k) Seller is not required to make or accrue any royalty payment to any Third Party in connection with any of the Purchased Assets, other than as contemplated by the Existing JNJ-ACI License.

3.9 Product Liabilities and Warranties. As of April 24, 2008 Seller has not received written notice from any Person claiming that the Seller Products manufactured, sold, leased, licensed or delivered by Seller give rise to any liability for defective or improper design or manufacture, injury to individuals or property or breach of any contractual commitment of Seller or of any express or implied warranties made by Seller, and to Seller’s Knowledge there is no valid basis for any such liability. No product manufactured, sold, leased, distributed, licensed or delivered by Seller directly to consumers is subject to any guaranty, warranty, or other indemnity beyond Seller’s applicable standard terms and conditions of sale or lease, those implied or imposed by applicable law, or as set forth in the terms of the Transferred Contracts.

3.10 Conflicts; Consents. The execution and delivery by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of, or default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the certificate of incorporation or bylaws of Seller, each as amended to date; (ii) Contracts to which Seller or any of its properties or assets (including intangible assets) is subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties or assets (tangible and intangible), except in any such case where it would not have a Material Adverse Effect on Seller. Subject to the consent of Seller’s board of directors and shareholders (which consent shall be obtained prior to Closing), except as would not have a Material Adverse Effect on Seller, it is not necessary for Seller to take any action or to obtain any approval, consent or release by or from any Third Party, governmental or other, to enable Seller to enter into or perform its obligations under this Agreement and the Ancillary Agreements.

3.11 Compliance with Law/Permits. Except as may be required by any applicable bulk sales laws, the Seller is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a Material Adverse Effect on Seller. No unresolved (i) charges of violations of laws or regulations relating to Seller’s business have been made or threatened; (ii) proceedings or investigations relating to Seller’s business are pending or, to Seller’s Knowledge, have been threatened; and (iii) citations or notices of deficiency have been issued or have been threatened, against Seller relating to or arising out of its business by any governmental authorities, which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller; and, to Seller’s Knowledge, there are no facts or circumstances upon which any such charges, proceedings, investigations, citations, or deficiency notices reasonably may validly be instituted, issued or brought hereafter.

3.12 Litigation and Proceedings. There is no claim, action, suit, proceeding or investigation (or any counter or cross-claim in an action brought by or on behalf of Seller), whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Seller’s Knowledge, threatened, against Seller, which (i) could reasonably be expected to adversely affect Seller’s ability to perform its obligations under this Agreement or complete any of the transactions contemplated hereby; or (ii) involves the possibility of any judgment or liability, or which may become a claim, against Buyer, its business or the Purchased Assets or JNJ Purchased Assets. Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller, any of the Purchased Assets or JNJ Purchased Assets or the Business that affects, involves or relates to the Purchased Assets or the JNJ Purchased Assets. Without limiting the generality of the foregoing, to the Knowledge of Seller, no stockholder, director, officer, member, manager, or employee of Seller, JNJ, or AHI has threatened or implied the possibility of, orally or in writing, any claim, action, suit, proceeding or investigation against Seller, JNJ, AHI, or Buyer relating to the transactions contemplated by this Agreement or the JNJ APA.

3.13 Tax Matters. To the extent failure to do so would adversely impact Buyer or the Purchased Assets, Buyer’s use of the Purchased Assets or JNJ Purchased Assets or operation of the Business, (a) as of the Closing Date, Seller will have paid all Taxes it is required to pay and will have withheld with respect to its employees all federal, state and foreign income taxes and social security charges and similar fees under the Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld; and (b) Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. To the extent relevant to the Purchased Assets or the Business, (i) as of the Closing Date, Seller will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Seller or its operations and required to have been filed on or before the Closing Date (taking into account extensions to file) and such Returns are or will be true and correct and have been or will be completed in accordance with applicable law; and (ii) no audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination. Seller does not have, and to Seller’s Knowledge, there is no basis for, the assertion of any claim for any liabilities for unpaid Taxes for which Buyer would become liable as a result of the transactions contemplated by this Agreement. There are (and immediately following the Closing there will be) no Encumbrances on the Purchased Assets relating to or attributable to Taxes, other than Permitted Encumbrances. To Seller’s Knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance, other than Permitted Encumbrances, on the Purchased Assets.

3.14 No Broker. Seller has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement.

4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

4.1 Authority and Binding Effect. Buyer has the full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements, and the consummation by Buyer of its obligations contained herein and therein, have been duly authorized by all necessary corporate actions of Buyer, and this Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer. This Agreement and the Ancillary Agreements are valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

4.2 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer is qualified to do business in each jurisdiction where such qualification is necessary and where the failure to be so qualified would have a Material Adverse Effect on Buyer. Buyer has the requisite corporate power and authority to conduct its business as now conducted, to own or lease the Purchased Assets, to use such Purchased Assets in the conduct of its business, and to perform all of its obligations under the Transferred Contracts.

4.3 Conflicts; Consents. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to a Conflict with respect to (i) any provision of the certificate of incorporation or bylaws of Buyer, each as amended to date; (ii) Contracts to which Buyer or any of its properties or assets (including intangible assets) is subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets (tangible and intangible), except in any such case where it would not have a Material Adverse Effect on Buyer. It is not necessary for Buyer to take any action or to obtain any approval, consent or release by or from any Third Party, governmental or other, to enable Buyer to enter into or perform its obligations under this Agreement and the Ancillary Agreements.

4.4 Compliance with Law/Permits. Buyer is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a Material Adverse Effect on Buyer. No unresolved (i) charges of violations of laws or regulations relating to Buyer’s business have been made or threatened; (ii) proceedings or investigations relating to its business are pending or, to Buyer’s knowledge, have been threatened; and (iii) citations or notices of deficiency have been issued or have been threatened, against Buyer relating to or arising out of its business by any governmental authorities, which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

4.5 Litigation and Proceedings. There is no action, suit, proceeding or investigation (or any counter or cross-claim in an action brought by or on behalf of Buyer), whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Buyer’s knowledge, threatened, against Buyer, which (i) could reasonably be expected to adversely affect Buyer’s ability to perform its obligations under this Agreement or complete any of the transactions contemplated hereby; or (ii) to Buyer’s knowledge, involves the possibility of any judgment or liability, or which may become a claim, against Seller, its business or the Excluded Assets. Buyer is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Buyer, any of the Purchased Assets or the JNJ Purchased Assets that affects, involves or relates to the Purchased Assets or the JNJ Purchased Assets.

4.6 No Broker. Buyer has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement.

5. Conditions Precedent to the Obligations of Buyer. The obligation of Buyer to consummate the purchase of the Purchased Assets from Seller is subject to the fulfillment, or the waiver by Buyer, at or prior to the Closing, of each of the following conditions precedent:

5.1 JNJ APA. Buyer and JNJ shall have executed the JNJ APA.

5.2 Representations and Warranties. The representations and warranties made by Seller in this Agreement (a) that are not qualified by materiality or Material Adverse Effect on Seller will be true and correct, in all material respects, at and as of the Closing Date, and (b) that are qualified by materiality or Material Adverse Effect on Seller will be true and correct in all respects at and as of the Closing Date (in each case, except for any such representations and warranties that are made as of a particular date, which will be true and correct in all material respects as of such particular date).

5.3 Certificates. Buyer shall have received from Seller one or more certificates executed by an authorized officer of Seller, dated as of the Closing Date and reasonably satisfactory in form and substance to Buyer, certifying that (i) the condition set forth at Section 5.2 above has been met; (ii) Seller has performed and complied, in all material respects, with all of Seller’s covenants required to have been performed or complied with by Seller pursuant hereto on or prior to the Closing Date; (iii) attached to such certificate(s) are true and correct copies of Seller’s certificate of incorporation, by-laws, and resolutions of the Board of Directors and stockholders of Seller approving the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; and (iv) attached to such certificate(s) are true and correct copies of the Seller Financial Statements.

5.4 Termination of Existing JNJ-ACI License. JNJ and Seller shall have executed the Termination Agreement between Seller and JNJ, which is attached as Exhibit F hereto (the “Termination Agreement”).

5.5 Delivery of Additional Documents. On the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer the following documents and instruments, in form and substance satisfactory to Buyer and its counsel, unless waived in writing by Buyer:

(a) Bill of Sale. The Bill of Sale, duly executed by the Seller;

(b) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by the Seller;

(c) Intellectual Property Assignments. The Intellectual Property Assignments, duly executed by the Seller;

(d) Escrow Agreement. The Escrow Agreement, duly executed by Seller;

(e) Good Standing Certificates. Good standing certificate of Seller, dated as of a date that is not more than five (5) days prior to the Closing Date, from the Secretary of State of Colorado;

(f) Intellectual Property Documents. Evidence of Seller’s authorization to its intellectual property counsel to deliver files relating to the Transferred Intellectual Property Rights and JNJ Transferred Intellectual Property Rights to Buyer’s counsel; and

(g) Other Documents. Such other documents and instruments as Buyer or Buyer’s counsel may reasonably request so as better to evidence or effectuate the transactions contemplated hereby.

6. Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the sale of the Purchased Assets to Buyer is subject to the fulfillment, or the waiver by Seller, at or prior to the Closing, of each of the following conditions precedent:

6.1 JNJ APA. Buyer and JNJ shall have executed the JNJ APA.

6.2 Representations and Warranties. The representations and warranties made by Buyer in this Agreement (a) that are not qualified by materiality or Material Adverse Effect on Buyer will be true and correct, in all material respects, at and as of the Closing Date, and (b) that are qualified by materiality or Material Adverse Effect on Buyer will be true and correct in all respects at and as of the Closing Date (in each case, except for any such representations and warranties that are made as of a particular date, which will be true and correct in all material respects as of such particular date).

6.3 Certificates. Seller shall have received from Buyer a certificate executed by an authorized officer of Buyer, dated as of the Closing Date and reasonably satisfactory in form and substance to Seller, certifying that (i) the condition set forth at Section 6.2 above has been met; (ii) Buyer has performed and complied, in all material respects, with all of Buyer’s covenants required to have been performed or complied with by Buyer pursuant hereto on or prior to the Closing Date; and (iii) attached to such certificate are true and correct copies of Buyer’s certificate of incorporation, by-laws, and resolutions of the Board of Directors of Buyer approving the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

6.4 Delivery of Additional Documents. On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller the following documents and instruments, in form and substance satisfactory to Seller and its counsel, unless waived in writing by Seller:

(a) Bill of Sale. The Bill of Sale, duly acknowledged by Buyer.

(b) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by Buyer.

(c) Escrow Agreement. The Escrow Agreement, duly executed by Buyer.

(d) Good Standing Certificates. A good standing certificate of Buyer, dated as of a date that is not more than five (5) days prior to the Closing Date, from the Secretaries of States of Delaware and California; and

(e) Other Documents. Such other documents and instruments as Seller or Seller’s counsel may reasonably request so as better to evidence or effectuate the transactions contemplated hereby.

7. Royalty Payments.

7.1 Royalties.

(a) Royalty Rate. Subject to the provisions in this Section 7.1 and Section 7.4, on a Product-by-Product and country-by-country basis, Buyer will pay to Seller, on a quarterly basis, the Royalty Rate on Net Sales of any Product during the applicable Royalty Period (the “Royalty Consideration”). After expiration of the Royalty Period for a Product, no further royalty payments will be payable in respect of sales of such Product.

(b) Cumulative Royalties. The obligation to pay the Royalty Consideration will be imposed only once with respect to each unique Product, regardless of how many Valid Claims included within the JNJ Transferred Patent Rights would, absent the transfer by JNJ to Buyer of the JNJ Transferred Patent Rights under the JNJ APA, be infringed by the manufacture, use, or sale of such Product. In no event will royalties be payable under this Agreement with respect to the sale of a Product for which royalties are due to AHI pursuant to an agreement between Buyer and AHI as contemplated in Section 8.3.

(c) Combination/Bundled Products. In the event that a Product is sold by Buyer or its Affiliates or Licensees in combination with one or more products which is itself not a Product (including without limitation the sale of a Product at a discounted price in consideration for the customer’s simultaneous purchase of an additional product which is not itself a Product), then Net Sales shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the Fair Market Value of the Product(s) and B is the Fair Market Value of the other product(s) in the combination sale.

(d) Payment Obligations. After Buyer has made cumulative total payments of [*] in Royalty Consideration under this Agreement and the JNJ APA, Buyer will have no further obligations to make royalty payments under Section 7.1(a).

7.2 Success Milestone. If the amount of Net Sales of Products for any calendar year between and including 2011 and 2014 is greater than sixty million dollars ($60,000,000), then Buyer will pay to Seller a one-time milestone payment (the “Success Milestone”) of seven million five hundred thousand dollars ($7,500,000) within sixty (60) days after the end of the earliest such calendar year. For clarity, even if the amount of Net Sales of Products is greater than sixty million dollars ($60,000,000) in more than one calendar year, Buyer will only be required to make the Success Milestone payment one time.

7.3 Royalty Buyout. During the period starting January 1, 2014 and ending December 31, 2014, Buyer will have the option upon thirty (30) days’ notice to Seller to satisfy its obligations to pay the remaining Royalty Consideration due under this Agreement and the JNJ APA in a single payment (the “Royalty Buyout”), based on the following formula: if the compounded annual growth rate (“CAGR”) of Royalty Consideration beginning January 1, 2011 and ending December 31, 2013 (i) is less than [*], the Royalty Buyout will be equal to [*] the average annual Royalty Consideration paid during that period; (ii) is between [*], the Royalty Buyout will be equal to [*] the average annual Royalty Consideration paid during that period; and (iii) is greater than [*], the Royalty Buyout will be equal to [*] the average annual Royalty Consideration paid during that period. If Buyer exercises its option to pay the Royalty Buyout in accordance with the terms of this Section 7.3, then as of the date Seller receives payment of the Royalty Buyout, Buyer will have no further royalty obligations under this Agreement or the JNJ APA.

7.4 Royalty Adjustments and Offsets.

(a) Third Party Licenses Necessary to Commercialize. If Buyer or its Affiliate or Licensee enters into an agreement after the Effective Date with one or more Third Parties to obtain a license under a patent or other right that Buyer or its Affiliate or Licensee reasonably believes or expects to be necessary to practice the Transferred Intellectual Property Rights or the JNJ Transferred Intellectual Property Rights with respect to Products in any country (including, e.g., rights under Third Party patent applications that, if issued, would be necessary) (each such Third Party license referred to herein as a “Third Party License”), then any Royalty Consideration otherwise payable to Seller under this Agreement with respect to Net Sales of any Product in such country will be reduced by the amount of royalties or other payments paid by Buyer or its Affiliate or Licensee to Third Parties pursuant to such additional Third Party Licenses. Notwithstanding the foregoing, in no event will the offsets taken pursuant to this Section 7.4(a) with respect to the first Third Party License granted reduce the aggregate Royalty Consideration payable for any Calendar Quarter (calculated prior to any offsets or adjustments taken under this Section 7.4) by more than fifty percent (50%); provided, however, that this limitation will not apply to Third Party Licenses granted from former employees of or consultants to Seller or its Affiliates. If Buyer or its Affiliate or Licensee enters into any additional Third Party Licenses, the aggregate Royalty Consideration payable for any Calendar Quarter may be further reduced, subject to the limit set forth in Section 7.4(d).

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Third Party Actions. In the event a Third Party commences any action against Buyer alleging that a Product violates the Third Party’s Intellectual Property Rights, then any Royalty Consideration otherwise payable to Seller under this Agreement with respect to Net Sales of such Product will be reduced by the amount of Buyer’s expenses related to the action, including attorneys’ fees and costs and experts’ fees and costs; provided, however, that if Buyer ultimately recovers attorneys’ fees or any other expenses that Buyer had previously offset, then Buyer will reimburse Seller for such offset expenses. Notwithstanding the foregoing, in no event will the offsets taken pursuant to this Section 7.4(b) reduce the aggregate Royalty Consideration payable for any Calendar Quarter (calculated prior to any offsets or adjustments taken under this Section 7.4) by more than fifty percent (50%).

(c) Competitive Third Party Devices. If a directly competitive radio-frequency ablation device is commercialized by a Third Party in any country (a “Competitive Third Party Device”), and if after the first sale of such Competitive Third Party Device in the applicable country Buyer experiences a twelve percent (12%) or more decrease in sales, market share, or average selling price, as determined by comparing the applicable Calendar Quarter to the twelve (12) month average immediately prior to that Calendar Quarter, with respect to a Product sold by Buyer in that country, then the Royalty Rate with respect to such Product in such country will be reduced by fifty percent (50%) from the Royalty Rate otherwise applicable to such Product in such country, until such Third Party ceases to sell Competitive Third Party Devices in that country, after which the Royalty Rate will revert to the level otherwise applicable under this Agreement. Buyer, in its sole commercially reasonable judgment, will determine if the Competitive Third Party Device infringes a Valid Claim included within the JNJ Transferred Patent Rights and if enforcement actions should be taken.

(d) Maximum Offset. Notwithstanding anything to the contrary herein, and except as provided in the following sentence, in no event will the aggregate Royalty Consideration payable for any Calendar Quarter, after all offsets and adjustments under this Section 7.4 have been applied (but excluding offsets allowed under other sections of this Agreement, including without limitation offsets for indemnification claims under Section 9.3(e)), be less than [*] of aggregate Net Sales. The offsets and adjustments allowed under this Section 7.4 do not apply to Net Sales of a Product for which there is no Valid Claim included within the JNJ Transferred Patent Rights covering the manufacture, use, sale, offer for sale, or importation of such Product in such country (in which case the Royalty Consideration for sales of such Product in such country will be [*] of Net Sales without any offset or adjustment under this Section 7.4). All offsets will be taken in the Calendar Quarter in which such offset is incurred, and amounts that cannot be offset will be carried forward to future Calendar Quarters.

7.5 Reports and Royalty Payments. Within sixty (60) days after the end of each Calendar Quarter during the Royalty Period, Buyer will deliver to Seller a report setting forth for such Calendar Quarter the following information on a Product-by-Product and country-by-country basis: (i) the gross sales and Net Sales of each Product; (ii) the number of units of Products sold by

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Buyer, its Affiliates, and its Licensees; (iii) the basis for any adjustments to the royalty payments payable for the sale of each Product; (iv) the royalty payments due under this Agreement for the sale of each Product; and (v) the applicable exchange rate as determined pursuant to Section 7.6(b). Buyer will remit the total royalty payments due for the sale of Products during such Calendar Quarter at the time such report is made. No such reports or royalty payments will be due for any Product before the First Commercial Sale of such Product.

7.6 Payment Provisions Generally.

(a) Taxes and Withholding. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws or regulations. If Buyer is so required to deduct or withhold, Buyer will (i) promptly notify Seller of such requirement; (ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Seller; (iii) promptly forward to Seller an official receipt (or certified copy) or other documentation reasonably acceptable to Seller evidencing such payment to such authorities; (iv) make payments due to Seller net of such deductions or withholdings; and (v) provide all reasonable assistance to Seller in recovering or crediting such amounts for the benefit of Seller.

(b) Payment and Currency Exchange. All amounts payable and calculations hereunder will be in United States dollars. Whenever for the purposes of calculating the royalty payments payable under this Agreement conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into United States dollars using the rate of exchange quoted in the New York edition of The Wall Street Journal on the last Business Day of the applicable Calendar Quarter to which the payment relates.

7.7 Maintenance of Records; Audits.

(a) Record Keeping. Buyer will keep, and will cause its Affiliates and Licensees to keep, books and accounts of record in connection with the sale of Products and in sufficient detail to permit accurate determination of all figures necessary for verification of royalty payments to be paid pursuant to this Agreement. Buyer will maintain, and Buyer will cause its Affiliates and Licensees to maintain, such records for a period of at least two (2) years after the end of the calendar year in which they were generated.

(b) Audits. Upon thirty (30) Business Days’ prior written notice from Seller, Buyer will permit an independent certified public accounting firm of nationally recognized standing selected by Seller and reasonably acceptable to Buyer, to examine, at Seller’s sole expense, the relevant books and records of Buyer, its Affiliates, and its Licensees as may be reasonably necessary to verify the amounts reported by Buyer as royalty payments. An examination by Seller under this Section 7.7(b) will occur not more than once in any calendar year and will be limited to the pertinent books and records for any Calendar Quarter ending not more than two (2) years before the date of the request. The selected accounting firm will be provided access to such books and records at Buyer’s facility(ies) where such books and records are normally kept and such examination will be conducted during Buyer’s normal business hours. Buyer may require the selected accounting firm to sign a standard non-disclosure agreement before providing such accounting firm access to Buyer’s facilities or records, provided that such agreement shall permit disclosure to ACI as reasonably necessary under the terms of this Agreement and the JNJ APA, or disclosure as required by applicable law. Upon completion of the audit, the selected accounting firm will provide both Buyer and Seller a written report disclosing any discrepancies in the reports submitted by Buyer, and, in each case, the specific details concerning any discrepancies. No other information will be provided to Seller. After Seller has performed an audit in accordance with the provisions of this Section 7.7(b) with respect to a particular Calendar Quarter, Seller will have no right to conduct any additional audits with respect to such Calendar Quarter.

(c) Underpayments/Overpayments. If the accounting firm selected under Section 7.7(b) correctly concludes that additional royalty payments were due to Seller pursuant to this Agreement, Buyer will pay to Seller the additional royalty payments within ten (10) days of the date Buyer receives such accountant’s written report so correctly concluding. If such underpayment exceeds five percent (5%) of the royalty payments that were due to Seller, Buyer also will reimburse Seller for all reasonable expenses incurred in conducting the audit. If such accounting firm correctly concludes that Buyer overpaid royalty payments to Seller, Seller will refund such overpayments to Buyer, within ten (10) days of the date Seller receives such accountant’s report so correctly concluding.

(d) Confidentiality. All financial information of Buyer that is subject to audit under Section 7.7(b) will be deemed to be confidential information of Buyer subject to the provisions of Section 10.3 hereof, and Seller will not disclose such confidential information to any Third Party or use such confidential information for any purpose other than verifying payments to be made or rectifying any underpayments hereunder or otherwise as allowed pursuant to Section 10.3 below.

8. Post-Closing Covenants.

8.1 Commercially Reasonable Efforts.

(a) Buyer will use commercially reasonable efforts, consistent with its efforts in respect of other products which it owns or to which it has rights, to develop and commercialize Products for the treatment of glabellar furrows during the Royalty Period; provided that Buyer will not be required to use any level of efforts to sell, market, or distribute Products in any jurisdiction prior to receipt of all regulatory approvals reasonably deemed by Buyer to be necessary for the marketing and sale of Products in such jurisdiction.

(b) Buyer will spend a cumulative minimum of approximately [*] in operating expenses related to the Products and the JNJ Transferred Intellectual Property Rights in the first two (2) years following the receipt of regulatory approval for the treatment of glabellar furrows, which investment may be in the form of research and development, acquisition of technology enhancements, clinical studies, obtaining

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

regulatory approval, clinical education, sales and marketing efforts, and/or the assumption of certain employees of Seller and associated operating expenses. The Parties agree that such investment will satisfy Buyer’s obligations under this Section 8.1 during that two year period; provided that Buyer may reasonably adjust such investment amount as a result of material unforeseen events, including but not limited to, unfavorable developments related to regulatory approvals or Intellectual Property Rights.

(c) Whether certain efforts by Buyer are deemed to be “commercially reasonable” under this Section 8.1 with respect to Products for the treatment of glabellar furrows will be determined in light of all relevant factors in the relevant jurisdictions including (1) the market potential and rate of market growth of Products (including anticipated profit margin and the perceived market size); (2) the expense and difficulty of obtaining regulatory approval for Products in each jurisdiction (including the extent of the indications, if any, for which Products have been approved); (3) in Buyer’s reasonable estimation, whether or not the sale of Products infringes or could infringe the Intellectual Property Rights of Third Parties; and (4) the competitive position of Products vis-à-vis other products marketed and sold for the same indications, including with respect to the safety, efficacy, and cost of Products when compared to such other products. Buyer’s reasonable commercial efforts may include, but are not limited to, one or more of the following: developing and using a variety of sales tools, promotions, and in-office marketing materials; organizing and sponsoring clinical education programs; promoting Products through key opinion leader programs and customer outreach programs; promoting Products at major medical trade shows attended by plastic surgeons, facial plastic surgeons, ENT surgeons, occuloplastic surgeons, and dermatologists; training, educating, supporting, and maintaining representatives to market and sell Products for the treatment of glabellar furrows; and applying reasonable financial, personnel, and facilities resources in support of its Commercialization efforts. For purposes of determining whether or not Buyer is complying with its obligations under this Section 8.1, Buyer’s sales and marketing efforts for Products in all relevant jurisdictions will be considered in the aggregate, and not by separate jurisdiction.

(d) Seller acknowledges and agrees that nothing in this Agreement (including, without limitation, any schedules or attachments hereto) will be construed as representing an estimate or projection of either (i) the extent to which Products will be successfully commercialized by Buyer or (ii) the anticipated sales or the actual value of any Product. BUYER MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT IT WILL ACHIEVE ANY PARTICULAR SALES LEVEL OF SUCH PRODUCT(S).

8.2 Patent Prosecution. Buyer will use good faith efforts to prosecute and maintain the JNJ Transferred Patent Rights such that the JNJ Transferred Patent Rights cover the Products sold by Buyer.

8.3 Agreement with AHI. Buyer will negotiate in good faith with AHI to enter into an agreement as outlined in the letter of intent sent by Buyer to AHI dated as of the date of this Agreement, a copy of which has been provided to Seller. Seller will not take any actions that impede or interfere with the negotiations between Buyer and AHI. In the event that Buyer and

AHI execute an agreement as described in this Section 8.3 and Buyer is obligated to pay royalties to AHI on Products sold in the AHI Field, then (i) Buyer will use reasonable efforts to determine whether the sale of a Product was in the Royalty Field or the AHI Field; (ii) Buyer will not be in breach of this Agreement or the JNJ APA as a result of failure to pay a royalty payment with respect to a sale of a Product if Buyer has paid either AHI or Seller in good faith a royalty on such sale; and (iii) in the event of a dispute as to whether a Product sold by Buyer was sold in the AHI Field or the Royalty Field, the Parties will submit the matter to dispute resolution proceedings in accordance with Section 10.11.

8.4 Records Retention; Access and Investigation. After the Closing Date, Buyer shall retain the Transferred Books and Records for a period consistent with its current record-retention policies and practices, but in no event less than seven (7) years. Buyer shall provide Seller and its representatives reasonable access to such Books and Records during normal business hours and upon reasonable notice, to enable Seller to (i) prepare financial statements or Tax returns or to act with respect to Tax audits, (ii) prosecute or defend Third Party claims or litigation, (iii) collect Seller Receivables and (iv) take any other action reason reasonably related to this Agreement. For a period of sixty (60) days following the Closing, upon the reasonable request of Seller, Buyer will allow a limited number of employees of Seller who are not hired by Buyer to continue to use the computer server, the computers assigned to such employees, and other necessary Purchased Assets such as office furniture for purposes of winding down the Business (the “Remaining Assets”); provided, however¸ that Buyer will retain sole ownership of the Remaining Assets as of the Closing, Buyer will have full access to the Remaining Assets and the information stored thereon while they remain in Seller’s possession, and Seller will deliver such Remaining Assets to Buyer promptly upon the expiration of such forty-five (45) day period, or at any time upon Buyer’s request.

8.5 Further Assurances. Seller shall provide all cooperation reasonably requested by Buyer in connection with any effort by Buyer to establish, perfect, defend, or enforce its rights in or to the Purchased Assets and the JNJ Purchased Assets, including executing further consistent assignments, transfers, licenses, and releases. Without limiting the generality of the foregoing, each Party will promptly notify the FDA of the transfer of the Transferred Regulatory Approvals to Buyer in a form reasonably acceptable to Buyer, and Seller cooperate with Buyer to ensure ongoing regulatory compliance pending FDA recognition of the transfer, including providing reasonable correspondence to the FDA at the reasonable request of Buyer. In addition, to the extent Seller cannot transfer and assign any of the Transferred Intellectual Property Rights, or any portion thereof, as of the Closing, then Seller will assign and transfer such Transferred Intellectual Property Rights at the first opportunity to do so. To the extent further transfer or assignment of any Transferred Intellectual Property Rights is required and Seller has not, within fifteen (15) Business Days of the delivery of such assignment to Seller, (i) executed and returned to Buyer the form of assignment reasonably requested by Buyer or (ii) delivered to Buyer a written objection to Buyer’s request, then Seller hereby irrevocably appoints Buyer as its attorney-in-fact with the right, authority, and ability to execute and enter into such assignment on behalf of Seller. Seller stipulates and agrees that such appointment is a right coupled with an interest and will survive the incapacity or unavailability of Seller at any future time. To the extent that any of the Transferred Intellectual Property Rights cannot be assigned and transferred by Seller, then Seller hereby grants Buyer an irrevocable, worldwide, fully-paid up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise utilize in any manner the Transferred Intellectual Property Rights. In addition, Seller hereby releases, discharges, and covenants not to assert against Buyer or Buyer’s Affiliates, licensees, or representatives, all claims, causes, and rights of action, whether now existing or hereinafter arising, and whether known or unknown, arising from any use or exploitation of the Transferred Intellectual Property Rights; provided, however, that Seller does not release or covenant not to assert any claim, cause, or right of action based upon the breach of this Agreement or the JNJ APA by Buyer. Buyer shall provide all cooperation reasonably requested by Seller in connection with any effort by Seller to establish, defend or enforce the assumption by Buyer of the Assumed Liabilities, including executing further consistent assumptions, assignments, transfers, licenses, and releases. To the extent Buyer cannot assume any of the Assumed Liabilities, or any portion thereof, as of the Closing, then Buyer will assume such Assumed Liabilities at the first opportunity to do so.

8.6 Expenses. Except as otherwise provided herein, each Party shall pay all of its respective costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in carrying out and closing the transactions contemplated by this Agreement, whether or not this Agreement or the transactions contemplated hereby are ever consummated.

8.7 Solicitation. Buyer shall have the right to solicit and offer employment or consulting engagements to Seller’s employees or consultants. Buyer will use commercially reasonable efforts to hire or otherwise retain certain of the Seller’s sales and marketing employees, research and development employees, and/or consultants. Buyer will provide a compensation and benefits package to such hired or retained employees or consultants at least economically comparable to that currently provided by Seller. Buyer will have no obligation or liability for employee related costs (e.g., employment benefits and severance payments) with respect to employees of Seller not hired by Buyer. Seller further acknowledges and agrees that Buyer may freely solicit, and employ or engage, Seller’s former employees and consultants.

8.8 Consulting Agreements. Buyer shall negotiate in good faith with two of Seller’s employees, Dr. James Newman and Mr. Michael Janssen, for their services for at least two (2) years as independent contractors to Buyer to assist in the future research and development and manufacturing efforts regarding Products.

8.9 Transition Support. Seller will provide commercially reasonable transition support to Buyer as follows in this Section 8.9, in each case at the expense of Buyer; provided, however, that it is acknowledged that (i) the obligations of Seller set forth in this Section 8.9 apply only to the extent Seller continues to retain employees that are qualified and able to assist with the obligations set forth below; (ii) there is no affirmative obligation on the part of Seller to retain such employees; and (iii) Seller shall be free to dismiss any employee without regard to the obligations set forth below. Notwithstanding the foregoing, Seller will not dismiss Carolyn Sterling as an employee, except for cause, until forty-five (45) days after the Closing Date.

(a) Books and Records; Access to Information. Seller will transfer the Transferred Books and Records to Buyer within thirty (30) days after the Closing Date. From the Closing Date until forty-five (45) days following the Closing Date, upon reasonable notice received from Buyer and during normal business hours, Seller shall afford Buyer and its representatives free and full access to Seller’s personnel, properties, Contracts, Books and Records and other documents and data (such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller), and otherwise cooperate and assist Buyer in each case, to the extent reasonably necessary (i) to confirm that all Purchased Assets and Assumed Liabilities have been transferred to Buyer, (ii) for Buyer to conduct the Business and use the Purchased Assets after the Closing, and (iii) for Buyer to carry out its covenants under this Agreement and the JNJ APA. Any information of Seller’s so reviewed by Buyer that does not constitute Purchased Assets shall be kept strictly confidential by Buyer.

(b) Relationships. From the Closing Date until forty-five (45) days following the Closing Date, Seller will cooperate with Buyer, at the reasonable request of Buyer, in its efforts to continue and maintain for the benefit of Buyer those relationships of Seller existing prior to the Closing Date and specific to the Business, including relationships with regulatory authorities, licensors, customers and suppliers, and Seller will satisfy the Retained Liabilities in full as such liabilities become due and payable pursuant to their terms. Seller will not take any action, directly or indirectly, that is designed or intended to have the effect of discouraging any supplier, distributor or customer of the Business from maintaining the same relationship with Buyer after the Closing as it maintained with Seller prior to Closing.

(c) Access to Administrative Employees. From the Closing Date until forty-five (45) days following the Closing Date, Seller will provide reasonable services of Seller’s administrative employees and any other key employees not hired by Buyer to assist with the transfer to and use by Buyer of the Purchased Assets.

(d) Transfer of Quality Assurance System. From the Closing Date until forty-five (45) days following the Closing Date, Seller will cooperate with Buyer and take commercially reasonable actions to support the transfer of Seller’s quality assurance system to Buyer or any Third Party designated by Buyer, including without limitation coordinating such transfer with any necessary Third Parties.

(e) Inquiries. Seller agrees, for a period of one hundred eighty (180) days following the Closing Date, to use good faith efforts to redirect to Buyer all inquiries concerning the Business made by any Person to Seller or any of its agents or representatives.

8.10 Delivery or Destruction of Copies. Promptly after transfer of the Purchased Assets to Buyer, and in no event later than sixty (60) days following the Closing Date, Seller will determine whether any Purchased Assets or copies of Purchased Assets remain in Seller’s or its employees’ or agents’ possession (including without limitation information stored on computer hardware) (collectively, the “Remaining Assets”). Seller will deliver to Buyer or destroy all Remaining Assets and will provide to Buyer a certificate signed by a duly authorized officer of Seller certifying such delivery or destruction; provided, however, that Seller may destroy, rather than deliver, only those Remaining Assets that are exact copies of the Purchased Assets delivered to Buyer.

8.11 Non-Competition. As of the Closing Date and for a period of five (5) years thereafter, Seller covenants that Seller and each of the Key Executives will not, either by themselves or with, through or for the benefit of any Affiliate, licensee, or Third Party, make, use, sell, offer to sell, import, export, or otherwise develop or commercialize any nerve ablation devices; provided, however, that if Buyer enters into a license agreement with AHI as contemplated in the letter of intent dated as of the date of this Agreement sent by Buyer to AHI, then Seller and each of the Key Executives may engage in such activities, but only through or for the benefit of AHI, or its wholly-owned subsidiaries or licensees and solely in the AHI Field. The Parties acknowledge that the restriction contained in this Section 8.11 is reasonable, valid, and necessary for the adequate protection of Buyer’s business and that Buyer would not have entered into this Agreement without the protection afforded it by this Section 8.11. Notwithstanding the foregoing, the special exception provided on the signature page of this Agreement for Mr. Janssen will qualify the requirements of this Section 8.11 as they apply to Mr. Janssen.

9. Indemnification; Survival.

9.1 Indemnification of Buyer. Subject to the provisions of this Section 9, Seller shall indemnify and hold harmless Buyer, its stockholders, and its representatives (collectively, the “Buyer Indemnitees”), from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ and consultants’ fees and expenses in connection with any action, suit or proceeding or settlement of any of the foregoing) (collectively, “Losses”) incurred or suffered by a Buyer Indemnitee arising out of:

(a) any breach of the representations and warranties of Seller set forth in this Agreement;

(b) any breach of any covenant or agreement of Seller set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

(c) any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement;

(d) claims by Seller’s or AHI’s stockholders or Seller’s or AHI’s current or former employees that are related to this Agreement, the JNJ APA, or the transactions contemplated herein and therein; and

(e) the Retained Liabilities.

Notwithstanding any other provision of this Agreement, the remedies provided for in this Section 9 shall constitute the sole and exclusive remedy of Buyer and any other Buyer Indemnitee for any post-Closing claims made in connection with this Agreement or any other Losses as described in this Section 9.1, except for the actual fraud of Seller.

9.2 Indemnification of Seller. Subject to the provisions of this Section 9, Buyer shall indemnify and hold harmless Seller, its stockholders, and its representatives (collectively, the “Seller Indemnitees”), from and against any and all Losses incurred or suffered by a Seller Indemnitee arising out of:

(a) any breach of the representations and warranties of Buyer set forth in this Agreement;

(b) any breach of any covenant or agreement of Buyer set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

(c) the ownership or operation of the Purchased Assets or Business after the Closing; and

(d) the Assumed Liabilities.

Notwithstanding any other provision of this Agreement, the remedies provided for in this Section 9 shall constitute the sole and exclusive remedy of Seller and any other Seller Indemnitee for any post-Closing claims made in connection with this Agreement or any other Losses as described in this Section 9.2, except for the actual fraud of Buyer.

9.3 Limitations on Indemnification.

(a) Notwithstanding anything in Section 9.1 to the contrary, Seller shall not be obligated to indemnify Buyer or any other Buyer Indemnitee until aggregate Losses of Buyer and such Buyer Indemnitees under Section 9.1 have exceeded the Basket Amount, in which case Buyer and the other Buyer Indemnitees shall be entitled to indemnification for the total amounts of such Losses. Notwithstanding the immediately preceding sentence, Buyer and Buyer’s Indemnitees shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, (i) any Losses arising or resulting from fraud or fraudulent misrepresentation with respect to representations and warranties of Seller contained in this Agreement; or (ii) any liabilities for indemnification under Section 9.1(c), 9.1(d), or 9.1(e).

(b) Notwithstanding anything in Section 9.2 to the contrary, Buyer shall not be obligated to indemnify Seller or any other Seller Indemnitee until aggregate Losses of Seller and such Seller Indemnitees under Section 9.2 have exceeded the Basket Amount, in which case Seller and the other Seller Indemnitees shall be entitled to indemnification for the total amounts of such Losses. Notwithstanding the immediately preceding sentence, Seller and Seller’s Indemnitees shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, (i) any Losses arising or resulting from fraud or fraudulent misrepresentation with respect to representations and warranties of Buyer contained in this Agreement; (ii) Buyer’s obligations to pay the Purchase Price (including any portion thereof to be paid after the Closing, such as the Royalty Consideration or Success Milestone); (iii) any liabilities for indemnification under Section 9.2(c) or 9.2(d); or (iv) any liability of Buyer under Section 2.10 (Transfer Taxes).

(c) The maximum liability of Seller for any Losses in the aggregate under Section 9.1(a) shall not exceed eight million dollars ($8,000,000), except that there shall be no such limitation on Losses exceeding such amount that arise as a result of (i) a breach of the representations and warranties in Section 3.1 (Authority and Binding Effect), 3.2 (Organization and Standing) or 3.10(i) or 3.10(iii) (Conflicts; Consents); (ii) intentional, knowing or willful breach of this Agreement, fraud, or similar circumstances; or (iii) (for the avoidance of doubt) indemnification under Sections 9.1(b), 9.1(c), 9.1(d), or 9.1(e).

(d) No claim for indemnification shall be made pursuant to Section 9.1(a) after one year from the Closing Date; provided, however, that claims for indemnification under Section 9.1(a) may be made for up to three (3) years from the Closing Date for Losses that arise as a result of a breach of the representations and warranties in Section 3.7 (Transferred Contracts) and Section 3.8 (Intellectual Property). Notwithstanding the foregoing, any such claim for indemnification shall continue as to any matter as to which a claim is submitted in writing to Seller prior to such one or three-year period and identified as a claim for indemnification pursuant to this Agreement, until such time as such claims and matters are resolved. In addition, any such claim for indemnification may be brought at any time to the extent it is based upon or involves (i) fraud by the Indemnifying Party or (ii) claims made under Section 9.1(a) for a breach of Section 3.1 (Authority and Binding Effect), 3.2 (Organization and Standing) or 3.10(i) or 3.10(iii) (Conflicts; Consents).

(e) Subject to the limitations set forth at this Section 9.3, Buyer may offset against the Royalty Consideration and Success Milestone, as and when the Royalty Consideration and/or Success Milestone becomes due and payable, any amounts owed to Buyer for indemnification under Section 9.1.

(f) Amounts available pursuant to the Escrow Agreement and the royalty offset described in Section 9.3(e) shall be Buyer’s only recourse for any liability of Seller under Section 9.1(a), except in the case of (i) intentional, knowing or willful breach of any representation, warranty, or covenant in this Agreement; (ii) fraud or similar circumstances; or (iii) claims made under Section 9.1(a) for a breach of Section 3.1 (Authority and Binding Effect), 3.2 (Organization and Standing) or 3.10(i) or 3.10(iii) (Conflicts; Consents).

(g) Subject to the limitations set forth at Section 8.3 of the JNJ APA, Buyer may also offset against the Royalty Consideration and Success Milestone, as and when the Royalty Consideration and/or Success Milestone becomes due and payable, any amounts owed to Buyer by JNJ for indemnification under Section 8.1 of the JNJ APA. Amounts available pursuant to the Escrow Agreement will also be available to satisfy any liability of JNJ to Buyer under Section 8.1 of the JNJ APA.

9.4 Procedure. A Party seeking indemnification (the “Indemnitee”) will promptly notify the other Party (the “Indemnifying Party”) in writing of a claim or suit; provided that an Indemnitee’s failure to give such notice or delay in giving such notice will not affect such Indemnitee’s right to indemnification under this Section 9 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnitee has the right to participate (a) at its own expense in the claim or suit with counsel of its own choosing and (b) in selecting counsel to be used by the Indemnifying Party in such claim or suit. The Indemnifying Party will consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee will cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party will not settle any claim or suit without the Indemnitee’s prior written consent unless such settlement is limited to the payment of cash by the Indemnifying Party and contains a full release of the Indemnitee.

10. Miscellaneous.

10.1 Public Announcements. Neither Party shall make any public announcements concerning matters concerning this Agreement or the JNJ APA or the negotiation thereof without the prior written consent of the other Party unless such disclosure is required by law, in which case the announcing Party shall provide the other Party with reasonable notice of such disclosure.

10.2 Assignment. This Agreement and the rights and obligations hereunder may only be assigned by a Party upon the written consent of the other Party, and the obligations of such transferring Party will then transfer to the acquiring party upon any such assignment; provided, however, Seller may assign this Agreement and the rights and obligations hereunder without the consent of Buyer to a liquidating trust established by Seller or its stockholders; and provided, further, that a change of control, merger, and/or purchase of substantially all of the assets of either Party (or, in the case of Buyer, substantially all of the assets relating to the Product) shall not constitute an assignment requiring consent of the other Party. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

10.3 Confidentiality. Each Party hereby agrees, and agrees to cause its stockholders, members, and representatives, to keep the terms of this Agreement, the JNJ APA, and each of the Ancillary Agreements confidential and will treat and safeguard such terms with the same degree of care with which it treats its own confidential information and to limit access to such terms to such employees, consultants, representatives and professional advisors of such Party who reasonably require such access in connection with the activities contemplated by this Agreement or otherwise to administer the terms of this Agreement. To the extent practicable, in the event that a Party is required to disclose such terms pursuant to any law, regulation, or judicial or administrative directive, such Party will promptly notify the other Party in order to allow the other Party a reasonable period of time to obtain protective or confidential treatment of such terms before they are disclosed. Either Party may disclose the terms of this Agreement and the Ancillary Agreements (i) to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission; and (ii) in connection with a prospective acquisition, merger, financing, or license for such Party, to prospective acquirers or merger candidates or to existing or potential investors or licensees; provided that prior to such disclosure each such candidate or investor will agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 10.3. Each Party acknowledges that it will be impossible to measure in money the damage to the other Party if such Party fails to comply with the obligations imposed by this Section 10.3, and that, in the event of any such failure, the non-disclosing Party will not have an adequate remedy at law or in damages. Accordingly, each Party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the disclosing Party has an adequate remedy at law. Each Party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the non-disclosing Party seeking or obtaining such equitable relief.

10.4 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in that jurisdiction, without giving effect to its rules regarding conflicts of laws.

10.6 Entire Agreement; Amendment. This Agreement, the JNJ APA, the Exhibits and Schedules hereto and thereto, and each additional agreement and document to be executed and delivered pursuant hereto constitute all of the agreements of the Parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

10.7 Waiver. No waiver by one Party of the other Party’s obligations, or of any breach or default hereunder by any other Party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other Party.

10.8 Interpretation; Headings. This Agreement is the result of arms-length negotiations between the Parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a Party by reason of the fact that such Party or its legal counsel was the draftsman of that provision. The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement. The plural will be deemed to include the singular, and the singular will be deemed to include the plural. The words “include,” “includes,” or “including” mean including, by way of example and not by way of limitation. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The words “shall” and “will” are deemed to be synonyms.

10.9 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Notices. Unless otherwise provided herein, any notice, report, payment, or document to be given by one Party to the other will be in writing and will be deemed given when actually received or when delivered personally, mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date that is five (5) Business Days after the date of mailing), sent by reputable overnight courier (such notice sent by courier to be effective one (1) Business Day after it is deposited with such courier), or by electronic facsimile (such notice sent by facsimile to be effective on the first Business Day after transmission, provided that the successful transmission of the facsimile has been confirmed) to the address below, or to such other place as any Party may designate as to itself by written notice to the other Party.

If to Seller:

Advanced Cosmetic Intervention, Inc.

6025 Highland Hills Court

Ft. Collins, Colorado 80528

Facsimile: (970) 377-9812

Attention: David Stevens

with a copy to:

Heller Ehrman LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attn: Stephen Davis

Fax: (212) 763-7600

If to Buyer:

BioForm Medical, Inc.

1875 South Grant St., Suite #110

San Mateo, CA 94402

Attn: Chief Executive Officer

Fax: (650) 286-4090

with a copy to:

Ropes & Gray LLP

525 University Avenue, Suite 300

Palo Alto, CA 94301-1917

Attn: David J. Saul

Fax: (650) 566-4232

10.11 Dispute Resolution. In the event that any dispute or controversy arises between the Parties out of or relating to this Agreement or any Ancillary Agreement (a “Dispute”), a Party shall notify the other Party in writing of the existence of the Dispute, and the Parties shall meet and negotiate in good faith to attempt to resolve the matter. If such efforts do not within thirty (30) days resolve the Dispute, the Dispute shall be resolved by binding arbitration as provided in this Section 10.11. Buyer and Seller shall each appoint an arbitrator of choice from a list of arbitrators recognized by the American Arbitration Association. The appointed arbitrators shall appoint a third arbitrator from the list, and the three arbitrators shall hear the Parties and settle the Dispute. The proceedings shall be conducted under and governed by the Commercial Rules of the American Arbitration Association, as in effect from time to time. All arbitration hearings shall be conducted in the jurisdiction selected by the Party not bringing the action, which jurisdiction shall either be the City and County of San Francisco, California or the City and County of Denver, Colorado. All applicable statutes of limitation shall apply to any Dispute. The arbitrators shall have no power to award punitive or exemplary damages or to ignore or vary the terms of this Agreement, and shall be bound to apply controlling law. The arbitrators may award costs and expenses incurred in connection with a Dispute (including reasonable attorney’s fees) to a Party, if it is determined by the arbitrator that the other Party acted in bad faith. A judgment upon the award may be entered in any court having jurisdiction.

10.12 GAAP. All questions of accounting under this Agreement shall be resolved under generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for the applicable Person (or Persons on a consolidated basis, as the case may be) throughout the period indicated and consistent with such Person’s prior financial practices.

10.13 JNJ Agreement. Buyer hereby agrees that it will not amend the JNJ APA, or waive any provisions thereof, without Seller’s prior written consent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of Buyer and Seller has caused a duly authorized representative to execute this Asset Purchase Agreement on the date first written above.

BIOFORM MEDICAL, INC.

By:	/s/ Steven L. Basta
Name:	Steven L. Basta
Title:	Chief Executive Officer

ADVANCED COSMETIC INTERVENTION, INC.

By:	/s/ Paul Maroon
Name:	Paul Maroon
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

To induce Buyer to enter into this Agreement, and in consideration thereof, each of the undersigned, on behalf of himself as an individual, hereby agrees to comply with the non-competition covenants set forth in Section 8.11. Each individual below agrees that as of the Closing Date and for a period of five (5) years thereafter, each individual will not, either by himself or with, through or for the benefit of any Affiliate, licensee, or Third Party, make, use, sell, offer to sell, import, export, or otherwise develop or commercialize any nerve ablation devices; provided, however, that if Buyer enters into a license agreement with AHI as contemplated in the letter of intent dated as of the date of this Agreement sent by Buyer to AHI, then Seller and each of the Key Executives may engage in such activities, but only through or for the benefit of AHI, or its wholly-owned subsidiaries or licensees and solely in the AHI Field. The undersigned acknowledge that the restrictions contained above and in Section 8.11 are reasonable, valid, and necessary for the adequate protection of Buyer’s business and that Buyer would not have entered into this Agreement without the protection afforded it by these covenants.

By:	/s/ James Newman
Name:	James Newman
Date:	April 29, 2008

By:	/s/ Jim Jones
Name:	Jim Jones
Date:	April 29, 2008

By:	/s/ Paul Maroon
Name:	Paul Maroon
Date:	April 29, 2008

By:	/s/ David Stevens
Name:	David Stevens
Date:	April 29, 2008

[Signature Page to Asset Purchase Agreement]

To induce Buyer to enter into this Agreement, and in consideration thereof, the undersigned, on behalf of himself as an individual, hereby agrees to comply with the non-competition covenants set forth on the previous page and in Section 8.11. The undersigned acknowledges that the restrictions contained in Section 8.11 and on the previous page are reasonable, valid, and necessary for the adequate protection of Buyer’s business and that Buyer would not have entered into this Agreement without the protection afforded it by these covenants.

Notwithstanding the foregoing, the undersigned may request of Buyer special permission to consult for a Third Party entity engaged in the development and/or commercialization of nerve ablation for applications for OB, prostate surgery and related areas (to be specified at the time of such request). Buyer will consider any such request in good faith, and will deny such request only if, in Buyer’s reasonable judgment, such activity would be competitive with Buyer’s business interests. As a condition to granting any such permission, however, Buyer will require that such Third Party agrees in writing, using the form attached as Exhibit G, prior to the initiation of any such consulting activity, that any technology or consulting activity in which the undersigned is in any way involved will be used only for those applications. Buyer’s special permission for consulting activities for such applications will be granted to the undersigned on a case-by-case basis only after receipt by Buyer of such signed agreement from such Third Party entity.

In the event that Buyer grants the special permission described above, all products resulting from the undersigned’s consulting activities (each, an “Other Product”) will provide for a mutual incompatibility with BioForm products so that: (a) the Other Product’s software is incompatible with BioForm products; (b) there is mechanical differentiation so that the Other Product is physically incompatible with BioForm products; (c) there is a built-in electrical incompatibility so that it is impossible to utilize disposables from a BioForm product on the Other Product or a disposable from the Other Product on a BioForm product; (d) the RF energy profile of the Other Product will produce therapeutically differentiated RF deliveries than BioForm products; (e) all disposable-based Other Products will utilize a differentiated connector further preventing plug in or use of the Other Product with a BioForm product; and (f) the load curve of the Other Product will be different to ensure physiological and further incompatibility with BioForm products.

In addition, notwithstanding the foregoing, the undersigned will be free to develop products solely for cardiology applications (including interventional cardiology including treatment of CTOs, electrophysiology and cardiothoracic surgery); provided that (a) all such products will provide for a mutual incompatibility with BioForm products by complying with the requirements in sections (a) through (f) of the immediately preceding paragraph (for the purposes of such paragraph, each such cardiology product will be deemed an “Other Product”); and (b) all such products will (i) involve intravascular based systems, (ii) utilize catheters introduced through blood vessels into the heart, and (iii) utilize newly developed RF generators and new software and hardware designed specifically for cardiology applications.

By:	/s/ Michael Janssen
Name:	Michael Janssen
Date:	April 29, 2008

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

ESCROW AGREEMENT

among

BIOFORM MEDICAL, INC.

ADVANCED COSMETIC INTERVENTION, INC.

as Seller

and

THE BANK OF NEW YORK

Dated as of April 29, 2008

ACCOUNT NUMBER(S):

SHORT TITLE OF ACCOUNT:

ESCROW AGREEMENT made this 29th day of April, 2008, by and among THE BANK OF NEW YORK (“Escrow Agent”), ADVANCED COSMETIC INTERVENTION, INC., (the “Seller”), and BIOFORM MEDICAL, INC. (the “Buyer”, and for ease of reference collectively with the Seller, the “Depositors”). Reference is made to that certain Asset Purchase Agreement (the “ACI APA”) of even date herewith between the Buyer and the Seller and to that certain Asset Purchase Agreement (the “JNJ APA”) of even date herewith between the Buyer and JNJ Technology Holdings, LLC (“JNJ”).

The parties hereby agree that, in consideration of the mutual promises and covenants contained herein, Escrow Agent shall hold in escrow and shall distribute Escrow Property (as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions:

I. INSTRUCTIONS:

1.	Escrow Property

The property and/or funds deposited or to be deposited with Escrow Agent by the Buyer shall be as follows: [*] (the “Escrow Amount”).

The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively the “Distributions”) received by Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as the “Escrow Property”.

2.	Investment of Escrow Property

The Escrow Agent shall invest or reinvest the Escrow Property without distinction between principal and income, in The Bank of New York’s Deposit Reserve (the “BNYDR”) unless otherwise directed by written instrument signed by the Depositors.

The Escrow Agent shall have no liability for any loss arising from or related to any such investment other than in accordance with Section 3 of the Terms and Conditions.

3.	Distribution of Escrow Property

The Escrow Agent is directed to hold and distribute the Escrow Property as set forth in this Section 3.

(a)	Other than as provided in clauses (b) and (c) below, the Escrow Agent shall distribute the Escrow Property only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by the Seller and the Buyer and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Property, or (ii) a final non-appealable order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Seller or the Buyer and to the other party hereto, that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Property.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	In the event that the Buyer delivers a written certification to the Escrow Agent and the Seller asserting that the Buyer is entitled to receive all or any portion of the Escrow Amount in respect of (i) any Losses (as defined in the ACI APA) for which any Buyer Indemnitee (as defined in the ACI APA) is entitled to indemnification by the Seller under Section 9 of the ACI APA or (ii) any Losses (as defined in the JNJ APA) for which any Buyer Indemnitee (as defined in the JNJ APA) is entitled to indemnification by JNJ under Section 8 of the JNJ APA; which such certification shall include a description of the amount and nature of such Losses (including reasonable detail of the facts giving rise to each claim, if known, and the provision of the ACI APA or JNJ APA under which the claim arises) and the Seller does not, in a written notice delivered to the Buyer and the Escrow Agent within thirty (30) days after the delivery of the Buyer’s notice, dispute such assertion, then the Escrow Agent shall automatically distribute to the Buyer an amount equal to the portion of the Escrow Amount that the Buyer asserted it is entitled to receive in such notice.

(c)	On April 29, 2010, the Escrow Agent shall automatically distribute to the Seller an amount equal to the then remaining Escrow Property less the Outstanding Claims Amount as of April 28, 2010, if any.

(d)	If at least [*] of the Disinterested Shareholders of Seller have approved in writing the ACI APA and the JNJ APA, then the Buyer and the Seller agree to execute and deliver to the Escrow Agent a written instrument in accordance with Section I.3(a)(i) instructing the Escrow Agent to distribute immediately to the Seller the lesser of (i) [*] or (ii) the remaining Escrow Amount less the Outstanding Claims Amount as of such date. For purposes of this Escrow Agreement, “Disinterested Shareholders” means those shareholders of Seller who are not current board members of ACI, members of JNJ or family members thereof. The Escrow Agent will not take any action with respect to this Section I.3(d) unless and until it receives such written instrument.

(e)	With respect to written certifications delivered by the Buyer to the Escrow Agent pursuant to Section I.3(b) on or after April 29, 2009, if the Buyer and the Seller have not delivered notice to the Escrow Agent to make a distribution to the Seller in accordance with Section I.3(d) prior to the date of the certification, then the certification will be subject to the following: (i) with respect to Losses for which any Buyer Indemnitee may be entitled to indemnification by Seller under Section 9.1(d) of the ACI APA based on claims by Seller’s stockholders or employees, Buyer may request distribution of the entire Escrow Amount then remaining; and (ii) with respect to all other Losses, Buyer may request distribution of an amount not more than (A) the then remaining Escrow Amount less (B) [*].

(f)	“Outstanding Claims Amount” means, as of a particular date, the sum of all pending and unpaid claims for indemnification made by Buyer pursuant to Section 9 of the ACI APA or Section 8 of the JNJ APA, as certified to the Escrow Agent and the Seller in a written instrument executed by the Buyer, which instrument shall include a description (including reasonable detail of the facts giving rise to each claim, if known, and the provision of the ACI APA or JNJ APA under which the claim arises) of the amount and nature of such claims; provided, however, that it is hereby agreed and acknowledged that any such claims for indemnification may only be made by Buyer against any remaining Escrow Amount, and not against any Distributions.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(g)	Whenever the Escrow Agent will be required to make a payment from the Escrow Account, the Escrow Agent will pay such amounts by liquidating such investments of the Escrow Property as will be directed in writing by the Depositors; provided, however, that if the Depositors have not furnished such direction to the Escrow Agent upon delivery of the certificate or other documentation delivered pursuant to this Section 3, the Escrow Agent will pay such amounts by liquidating such investments of the Escrow Property as will be determined by the Escrow Agent in its sole discretion.

(h)	Amounts distributed pursuant to this Section 3 shall be paid to the applicable party in accordance with wire instructions furnished by such party to the Escrow Agent.

4.	Addresses

Notices, instructions and other communications shall be sent to Escrow Agent, Corporate Trust Administration, 101 Barclay Street, 8W, New York NY 10286 Attn.: Odell Romeo, facsimile – 212-815-5875/5877 and to the Depositors as follows:

To the Seller at:

Advanced Cosmetic Intervention, Inc.

6025 Highland Hills Court

Ft. Collins, Colorado 80528

Facsimile: (970) 377-9812

Attention: David Stevens

with a copy (which shall not constitute notice) to:

Heller Ehrman LLP

Times Square Tower, 7 Times Square

New York, NY 10036

Facsimile: (212) 763-7600

Attention: Stephen Davis

To the Buyer at:

BioForm Medical, Inc.

1875 South Grant St., Suite #110

San Mateo, CA 94402

Facsimile: (650) 286-4090

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

525 University Avenue, Suite 300

Palo Alto, CA 94301

Facsimile: (650) 566-4232

Attention: David J. Saul

Notices or other communications hereunder shall be in writing and shall be delivered by hand or sent by facsimile, or sent, postage prepaid, by registered, certified or express mail, or overnight courier service, or electronic transmission, i.e. “pdf” (except in the case of notices or communications to ACI, which shall not be delivered by electronic transmission), and shall be deemed given when so delivered by hand, or the next business day if sent by facsimile (transmission confirmed), or if mailed, five business days after mailing (one business day in the case of express mail or overnight courier service) to the addresses set forth above.

5.	Distribution of Escrow Property Upon Termination

This Escrow Agreement shall be terminated automatically either (a) on the date on which all Escrow Property has been distributed, or (b) on the later of (i) April 29, 2010 and (ii) the date on which there is no Outstanding Claims Amount. The Escrow Agreement may also be terminated at any time by a written agreement executed by each of the Depositors. Upon termination of this Escrow Agreement, the Escrow Property then held hereunder, if any, shall be distributed to the Seller.

6.	Compensation

(a)	Unless waived, the Buyer shall pay the Escrow Agent an annual fee of $3,500, payable upon execution of this Escrow Agreement and thereafter on each anniversary date of this Escrow Agreement, provided that the annual fee shall be waived so long as the Escrow Property is invested in the BNYDR. The annual fee shall not be pro-rated for any portion of a year, but shall be subject to pro-ration to the extent the Escrow Property is only invested in the BNYDR for a portion of a given year.

(b)	The Buyer shall pay all activity charges as per Escrow Agent’s current fee schedule, which is attached as Exhibit 6(b).

(c)	Except for amounts to be shared between the Buyer and the Seller as otherwise provided herein, the Buyer shall be responsible for and shall reimburse the Escrow Agent upon demand for all reasonable and documented out-of-pocket expenses which may include, but are not limited to, telephone; facsimile; courier; copying; postage; supplies; and expenses of foreign depositaries.

II. TERMS AND CONDITIONS:

1.	The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between the Depositors or to which any Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Depositor or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2.	This Escrow Agreement is for the exclusive benefit of the parties hereto and their respective successors and permitted assigns hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3.	(a) The Escrow Agent shall not be liable for any action lawfully taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of bad faith, gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any written instruction, notice, demand, certificate or document from the Depositors (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Property.

(b) The Escrow Agent may consult legal counsel of its own choosing in the event of any dispute or question as to the construction of this Escrow Agreement, or the Escrow Agent’s duties hereunder, and the Escrow Agent will incur no liability and will be fully protected with respect to any action taken or omitted in good faith in accordance with the opinion and instructions of such counsel. Notwithstanding anything to the contrary herein, in no event shall the Escrow Agent be entitled to reimbursement of the expenses of such counsel with respect to any matter arising from the Escrow Agent’s bad faith, gross negligence or willful misconduct.

(c) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(d) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4.	Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

5.	The Escrow Agent shall provide to Depositors monthly statements identifying transactions, transfers or holdings of the Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Depositors unless the Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

6.	The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

7.	Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefor by written notification to the Escrow Agent or the Depositors). Notices to the Escrow Agent shall be deemed to be given when actually received by Escrow Agent. The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the Depositors or by a person or persons authorized by the Depositors. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which the Escrow Agent is open for business.

8.	The Seller and the Buyer shall jointly and severally be liable for and shall reimburse and indemnify the Escrow Agent and hold the Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) that may be incurred by it as a result of its involvement in any arbitration or litigation arising from the performance of its duties hereunder, provided, however, that nothing contained herein shall require the Escrow Agent to be indemnified for Losses caused by its bad faith, gross negligence or willful misconduct. The Seller and the Buyer agree that irrespective of any joint and several liability that either may have to the Escrow Agent under this Escrow Agreement, as between them, the Buyer shall be liable for one hundred percent (100%) of any Losses incurred by the Escrow Agent which result in reimbursement or indemnification under this Section II.8. However, if the arbitration or litigation involves a dispute between the Buyer and Seller and if the Buyer is the prevailing party in any such arbitration or litigation, then Seller shall be liable for one hundred percent (100%) of any Losses incurred by the Escrow Agent which result in reimbursement or indemnification under this Section II.8.

9.	(a) Depositors may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior notice in writing signed by all Depositors. The Escrow Agent may resign at any time by giving to the Depositors thirty (30) calendar days’ prior written notice thereof. Within ten (10) calendar days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, the Depositors shall jointly agree on and appoint a successor escrow agent. If a successor to the escrow agent has not accepted such appointment by the end of such ten-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor to the Escrow Agent or for other appropriate relief. One-half of the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by each of the Seller and the Buyer.

(b) Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor escrow agent, less the Escrow Agent’s fees, costs and expenses or other obligations owed to the Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(c) Upon delivery of the Escrow Property to the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

10.	(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by both Depositors, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by or among the Depositors with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Depositors for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent has received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Depositors.

11.	This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each party hereto hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York. Each party hereto hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any party hereto may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each party hereto waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

12.	Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

13.	The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

14.	Each Depositor and the Escrow Agent hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by such party does not and will not violate any applicable law or regulation.

15.	The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

16.	This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

17.	This Agreement shall terminate as provided for herein. The provisions of these Terms and Conditions shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

18.	No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent, except as required by applicable law; provided however, the parties may mention “The Bank of New York” by name or the rights, powers or duties of the Escrow Agent under this Agreement in the ACI APA, JNJ APA, Seller shareholder consents, JNJ shareholder consents and Seller shareholder appraisal rights notice.

19.	The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

20.	This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

21.

This Escrow Agreement and the rights of the parties hereunder may not be assigned and shall be binding on and inure to the benefit of the parties hereto, the legal representatives and successors of Buyer and the Escrow Agent, and the legal representatives and successors of the Seller, provided that Seller may assign this Escrow Agreement and the rights of the parties hereunder to a liquidating trust established by Seller or its shareholders, provided further that the Buyer may (i) assign its rights under this Escrow Agreement to any affiliate, (ii) make a collateral assignment of this Escrow Agreement and its rights hereunder and its interests herein to its lenders which, under certain circumstances, would permit such lenders to enforce this Escrow Agreement on behalf of the Buyer, and (iii) assign this Escrow Agreement to any entity which acquires substantially all of the assets of the Buyer, by merger consolidation, or otherwise, and agrees to be bound hereto as a successor to the Buyer.

22.	The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Buyer shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent for any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrow Property and is not responsible for any other reporting. It is expressly agreed and understood that the Escrow Property shall be treated as a grantor trust of the Buyer for tax purposes, provided, however, that the Escrow Agent shall not distribute any amounts from the Escrow Fund except as expressly provided in this Agreement. Accordingly, for tax purposes, the assets and all earnings on the assets shall be considered owned by the Buyer and shall be reported as such for all tax reporting purposes. In particular, it is agreed that all interest or other income earned on the Escrow Property shall be treated as earned by the Buyer and shall be reported by the Escrow Agent to the Buyer as income of the Buyer. This Section and Section 8 shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

BIOFORM MEDICAL, INC.

By:	/s/ Steven L. Basta
Name: Steven L. Basta
Title: Chief Executive Officer

ADVANCED COSMETIC INTERVENTION, INC.

By:	/s/ Paul Maroon
Name: Paul Maroon
Title: Chief Executive Officer

THE BANK OF NEW YORK, as Escrow Agent

By:	/s/ Odell Romeo
Name: Odell D. Romeo
Title: Assistant Vice President

Escrow Agreement Signature Page

EXHIBIT B

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 29, 2008, by and between BioForm Medical, Inc., a Delaware corporation (“Buyer” or “BioForm”) and JNJ Technology Holdings, LLC, a Colorado limited liability company (“Seller” or “JNJ”). JNJ and BioForm may be referred to herein individually as a “Party” and collectively as the “Parties”. Certain other capitalized terms used in this Agreement are defined in Section 1.

WHEREAS, on even date herewith, Buyer and Advanced Cosmetic Intervention, Inc., a Colorado corporation (“ACI”) will enter into the ACI APA (as defined below) whereby Buyer will purchase from ACI substantially all of the assets of ACI, including those assets related to the business of selling nerve ablation devices;

WHEREAS, Seller has entered into a license agreement with ACI under which Seller granted to ACI a license under certain Intellectual Property Rights owned by Seller;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to BioForm, substantially all of the assets of Seller, including those intellectual property rights currently licensed to ACI;

WHEREAS, the individual principals of Seller are also significant shareholders of ACI;

WHEREAS, Advanced Headache Intervention, Inc., a Colorado Corporation (“AHI”) is an entity that was spun off from Seller to commercialize nerve ablation devices in the field of pain management; and

WHEREAS, Buyer and Seller intend that Buyer will negotiate an agreement with AHI following the Closing with respect to selling nerve ablation devices in the field of pain management.

NOW THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, the Parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

1.1 “ACI” has the meaning given to it in the recitals.

1.2 “ACI APA” means that certain Asset Purchase Agreement, in the form set forth at Exhibit A, to be entered into between Buyer and ACI on the Closing Date.

1.3 “ACI Product” or “ACI Products” means any and all products of ACI that use or incorporate any of the Transferred Intellectual Property Rights or any ACI Transferred Intellectual Property Rights, including any documentation that accompanies such product when delivered to ACI’s customers such as instructions, labeling and training materials.

1.4 “ACI Purchased Assets” means all assets identified as “Purchased Assets” in the ACI APA.

1.5 “ACI Transferred Intellectual Property Rights” means all assets identified as “Transferred Intellectual Property Rights” in the ACI APA.

1.6 “Affiliate” means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For the purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares or other voting rights entitled to vote for the election of directors (or in the case of an entity that is not a corporation, for the election of the corresponding management authority). Seller shall not be deemed for any purposes of this Agreement to be an Affiliate of Buyer. Neither ACI nor AHI shall be deemed for any purpose of this Agreement to be an Affiliate of Seller.

1.7 “AHI” has the meaning given to it in the recitals.

1.8 “Ancillary Agreements” means the Bill of Sale, the Intellectual Property Assignments, and all other ancillary agreements to this Agreement.

1.9 “Basket Amount” means $75,000.

1.10 “Books and Records” means all papers and records (in paper or electronic format) including, without limitation, all correspondence and files related to the Intellectual Property Rights, including files maintained by intellectual property lawyers or agents, and copies of nondisclosure agreements signed by employees and other Third Parties.

1.11 “Business” means the development, manufacture and sale of ACI Products, either directly to customers or through distributors, licensees or other agents, as currently conducted by ACI.

1.12 “Business Day” (whether such phrase is capitalized or not) means any day, other than Saturday, Sunday, or a legal holiday in California, that banks located in San Francisco, California are open for business.

1.13 “Contract” or “Contracts” means any mortgage, indenture, lease, contract, covenant, arrangement, agreement, instrument, commitment, purchase order or license.

1.14 “Encumbrance” or “Encumbrances” means any encumbrance, lien, charge, hypothecation, pledge, mortgage, adverse claim, option, preemptive right, or other security interest of any nature, or any contract to create any of the foregoing.

1.15 “Escrow Agent” means The Bank of New York.

1.16 “Escrow Agreement” means the escrow agreement by and among the Buyer, ACI and the Escrow Agent in substantially the form of Exhibit B hereto.

1.17 “Existing JNJ-ACI License” means the Technology License Agreement dated as of July 1, 2004 between Seller and ACI, which will be terminated as of the Closing Date as described herein.

1.18 “Filed Intellectual Property Rights” means all United States, international and foreign Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

1.19 “GAAP” means United States generally accepted accounting principles.

1.20 “Intellectual Property Rights” means all intangible proprietary rights of any kind or nature throughout the world, including without limitation the following and all statutory and/or common law rights in, arising out of, or associated therewith: (i) all Patent Rights; (ii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications, copyrightable subject matter whether or not registration for any such copyright exists or is pending, and all other copyright interests accruing by reason of international copyright conventions pertaining thereto (“Copyrights”); (iii) all Know-How; (iv) all industrial designs and any registrations and applications therefor; (v) all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications, and all other interests accruing by reason of international trademark conventions and all goodwill associated therewith (“Trademarks”); (vi) all databases and data collections (including supplier or customer lists and supplier or customer databases); (vii) all rights in Software; and (viii) rights to Uniform Resource Locators, Web site addresses and domain names.

1.21 “Know-How” means all information, data, materials, technologies, inventions, trade secrets, algorithms, concepts, system designs, engineering models, ideas, software, discoveries, processes, standards, methods, compositions, formulae, procedures, protocol techniques, results of experimentation and testing, and other know-how, whether or not patentable or copyrightable.

1.22 “Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Mike Janssen, James Newman, and Jim Jones; provided, however, that such person shall have made reasonable inquiry of those employees and consultants of Seller who would reasonably be expected to have knowledge of the matter in question; provided further, however, that if any such person shall not make such reasonable inquiry, then such person shall be deemed to have actual knowledge of those facts or matters that such person would reasonably be expected to have had such person made such inquiry.

1.23 “Material Adverse Effect on Buyer” means a circumstance, state of facts, event, consequence or result that materially and adversely affects, or could reasonably be expected to affect materially and adversely, the financial condition or operating results of Buyer, or the ability of Buyer to consummate the transactions which it is required to consummate under this Agreement and the ACI APA.

1.24 “Material Adverse Effect on Seller” means a circumstance, state of facts, event, consequence or result that materially and adversely affects, or could reasonably be expected to affect materially and adversely, the Purchased Assets, Seller’s financial condition, or Seller’s operating results, or the ability of Seller to consummate the transactions which it is required to consummate under this Agreement.

1.25 “Off the Shelf Software” means commercially available software licensed to the Seller under generally available terms and conditions, other than software included in or necessary to operate any Product.

1.26 “Patent Rights” means all (i) issued patents; (ii) pending patent applications and rights to file applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, re-examinations, national phase PCT applications, PCT international applications, and all foreign counterparts; (iii) patents-of-addition, reissues, renewals, revivals, reexamination certificates, and extensions and restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates and the equivalent thereof; (iv) inventor’s certificates; and (v) forms of government-issued rights substantially similar to any of the foregoing throughout the world.

1.27 “Permitted Encumbrances” means (i) any lien for taxes that are not yet due or are being contested in good faith, (ii) any carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s, landlord’s, lessor’s or similar statutory lien incidental to the ordinary conduct of the Business, or (iii) any municipal and zoning ordinance, recorded easement, covenant or restriction that does not prohibit or materially interfere with the present use, or materially affect the present value, of the Business or the Purchased Assets.

1.28 “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.29 “Product” means any radio frequency nerve ablation product that uses or incorporates any Transferred Intellectual Property Rights or ACI Transferred Intellectual Property Rights.

1.30 “Required Consent” means consent by all of the members of Seller to consummate this Agreement and the transactions contemplated herein.

1.31 “Software” means any and all computer software, in object code and source code, and all underlying Intellectual Property Rights in connection therewith, owned or transferable by Seller.

1.32 “Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.33 “Third Part(y/ies)” means any Person(s) other than Buyer, Seller or their respective Affiliates.

1.34 “Transferred Books and Records” means Books and Records of Seller related to the Business; provided, however, that Transferred Books and Records shall not include Seller’s corporate minute book, general ledger, tax returns, Books and Records relating to Seller’s physical facilities, directors, officers, shareholders, optionholders, financial and other accounting records necessary for the preparation of financial statements, tax returns or government-required filings, personnel records and other records that Seller is required by law to retain in its possession (provided that to the extent consistent with law copies of such personnel records shall be provided to Buyer) and other Books and Records primarily related to Seller as a corporate entity.

1.35 “Transferred Contracts” means the Confidentiality, Non-Solicitation, and Invention Assignment Agreement between Seller and each of Michael Janssen, James Jones, James Newman and Jeffrey Buske, as listed on Schedule 2.1.

1.36 “Transferred Intellectual Property Rights” means all Intellectual Property Rights owned or transferable by Seller, including without limitation the Transferred Patent Rights, all Intellectual Property Rights in and to the inventions disclosed in the patent applications and draft applications listed or described on Schedule 2.1, and other Intellectual Property Rights listed or described on Schedule 2.1, but excluding the Excluded Assets.

1.37 “Transferred Patent Rights” means all Patent Rights owned or transferable by Seller, including without limitation the patent applications and draft patent applications listed on Schedule 2.1, including without limitation any Patent Rights that claim priority to the applications identified on Schedule 2.1 and all patents issuing therefrom.

2. Purchase and Sale of the Purchased Assets.

2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, convey, transfer and assign to Buyer, on the Closing Date (as defined in Section 2.7), all of Seller’s right, title and interest in and to the following assets, including without limitation all those assets described on Schedule 2.1 attached hereto, but excluding the Excluded Assets (collectively the “Purchased Assets”):

(a) The Transferred Intellectual Property Rights;

(b) All rights of Seller under the Transferred Contracts existing as of or arising after Closing;

(c) The Existing JNJ-ACI License (which is being transferred to Buyer by way of the termination of such agreement pursuant to the Termination Agreement and the execution of this Agreement and of the ACI APA between ACI and Buyer);

(d) All tangible embodiments of the Transferred Intellectual Property Rights, including without limitation all documentation, software programs, test devices, prototypes, specifications, lab notebooks, and the like related to the Transferred Intellectual Property Rights;

(e) Any rights under Contracts other than the Existing JNJ-ACI License (including without limitation employment agreements, consulting agreements, and employee assignment of inventions agreements) to the extent necessary to enforce the Transferred Intellectual Property Rights;

(f) The Transferred Books and Records; and

(g) All rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing.

2.2 Excluded Assets. Seller shall retain all assets of Seller that are not Purchased Assets (collectively, the “Excluded Assets”), which retained assets shall include, without limitation:

(a) All cash, cash equivalents and bank accounts owned by Seller on the Closing Date;

(b) All Contracts other than the Transferred Contracts and the Existing JNJ-ACI License;

(c) All rights of Seller under the Transferred Contracts existing as of or arising on or prior to the Closing;

(d) All rights of Seller under the Existing JNJ-ACI License existing as of or arising on or prior to the Closing;

(e) All of Seller’s insurance policies and rights of Seller thereunder;

(f) All rights of Seller under this Agreement and other agreements executed in conjunction herewith; and

(g) All rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing.

2.3 Retained Liabilities. Other than the obligations of Seller under the Transferred Contracts that arise after the Closing, Buyer shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Seller, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when such liabilities or obligations may arise or may have arisen or when they are or were asserted, including without limitation all liabilities arising from any agreement or arrangement (whether written or oral) between or among Seller, ACI and/or AHI (the “Retained Liabilities”), and Seller shall remain responsible for all Retained Liabilities.

2.4 ACI APA. On even date herewith, Buyer and ACI will enter into the ACI APA, which is attached as Exhibit A. Seller acknowledges that it has reviewed the ACI APA and expressly consents that all consideration payable by Buyer under this Agreement will be paid to ACI pursuant to the terms of the ACI APA, which payment constitutes valuable consideration to Seller in compensation for the Purchased Assets sold to Buyer under this Agreement.

2.5 Transfer Documents. On the Closing Date, (i) the sale of all tangible assets included in the Purchased Assets by Seller to Buyer in accordance with this Agreement will be further evidenced by a Bill of Sale in substantially the form of Exhibit C hereto (the “Bill of Sale”); and (ii) the assignment of the Transferred Intellectual Property Rights from Seller to Buyer in accordance with this Agreement will be further evidenced by assignment documents relating to Patent Rights in the form attached as Exhibit D hereto (the “Intellectual Property Assignments”).

2.6 Consideration. The consideration for the sale to Buyer of the Purchased Assets under this Agreement and the sale to Buyer of the ACI Purchased Assets under the ACI APA shall consist of (i) [*] (the “JNJ Cash Consideration”, which is payable pursuant to this Agreement) and the ACI Cash Consideration (as defined in and payable under the ACI APA) (collectively, the “Cash Consideration”); (ii) the assumption by Buyer of the Assumed Liabilities as defined in the ACI APA; (iii) the Royalty Consideration (as defined in and payable under the ACI APA); and (iv) the potential to earn a Success Milestone (as defined in and payable under the ACI APA, and together with the Cash Consideration and Royalty Consideration, the “Purchase Price”). For the avoidance of doubt, Buyer will not be required to make any payments other than the JNJ Cash Consideration to Seller in consideration for the sale to Buyer of the Purchased Assets under this Agreement.

2.7 The Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement (the “Closing Date”) at the offices of Ropes & Gray LLP, 525 University Avenue, Palo Alto, California, or at such other date and place as the Parties may agree and shall be deemed to occur at 1:00 p.m., local time, on such date.

(a) Closing Deliveries of Seller. At the Closing, Seller shall deliver, or cause to be delivered to Buyer, the documents and instruments set forth in Section 5.5, in form and substance reasonably satisfactory to Buyer and its counsel.

(b) Closing Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered: (i) [*], which amount is equal to the JNJ Cash Consideration plus [*] to cover Colorado sales tax, in cash payable by wire transfer to such account as Seller may reasonably direct, or by such other method of payment as Seller and Buyer may mutually agree; and (ii) the documents and instruments set forth in Section 6.4, in form and substance reasonably satisfactory to Seller and its counsel.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.8 Allocation of Purchase Price. The Purchase Price shall be allocated consistent with the reasonable good faith determination of Buyer after consultation with Seller and ACI within sixty (60) days following the Closing. The Parties and ACI acknowledge that for financial reporting purposes, Buyer is required to determine and allocate a purchase price for the acquisition of the Purchased Assets and the ACI Purchased Assets in accordance with GAAP in the United States, and that Buyer’s determinations under GAAP will differ from the requirements of Section 1060 of the Internal Revenue Code and the regulations promulgated thereunder. Buyer and Seller hereby agree that the amounts set forth in the Bill of Sale (Exhibit C) represent the fair market value of all tangible assets included in Purchased Assets. These fair market values will be used in the allocation of the Purchase Price and in the determination of state or local taxes due as of the Closing. After the Closing, Buyer and Seller shall make consistent use of the allocation required under Section 1060 of the Internal Revenue Code for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service or any other applicable taxing authority in respect thereof. In any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

2.9 Transfer Taxes. Buyer shall be responsible for the payment of, and shall pay when due, any sales, use, excise or similar transfer taxes that may be payable in connection with the sale and purchase of the Purchased Assets. Seller acknowledges that Buyer shall purchase all inventory for resale.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, subject to the exceptions specifically disclosed in the attached schedule of exceptions (the “Disclosure Schedule”), as follows:

3.1 Authority and Binding Effect. Seller has the full company power and authority to execute and deliver this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements, and the consummation by Seller of its obligations contained herein and therein, have been duly authorized by all necessary company actions of Seller, and this Agreement and the Ancillary Agreements have been duly executed and delivered by Seller. This Agreement and the Ancillary Agreements are valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

3.2 Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado, and Seller is qualified to do business in the state of Colorado, which is the only jurisdiction where such qualification is necessary and where the failure of Seller to be so qualified would have a Material Adverse Effect on Seller. Seller has the requisite company power and authority to own or lease the Purchased Assets and to perform all of its obligations under the Existing JNJ-ACI License. Seller has delivered to Buyer or its counsel a true and correct copy of its organizational documents, each as amended to date and in full force and effect on the date hereof.

3.3 The Purchased Assets. Seller has, and on the Closing Date will convey and transfer to Buyer all its interest in the Purchased Assets, including but not limited to good and valid title, free and clear of all Encumbrances of any nature whatsoever, except for Permitted Encumbrances and Encumbrances arising by the terms of the Existing ACI-JNJ License or the Transferred Contracts.

3.4 Contracts. Except as set forth on Schedule 2.2, the Existing JNJ-ACI License and the Transferred Contracts are the only executory Contracts between Seller and any Person related to the Transferred Intellectual Property Rights. Except as would not have a Material Adverse Effect on Seller, the Existing JNJ-ACI License and the Transferred Contracts are in full force and effect immediately prior to the Closing (after which time the Termination Agreement will take effect with respect to the Existing JNJ-ACI License) and Seller is not in breach, violation or default thereunder nor is any Person obligated to Seller pursuant to the Existing JNJ-ACI License in breach, violation or default thereunder. Seller has not received notice that Seller has breached, violated or defaulted under, any of the terms or conditions of the Existing JNJ-ACI License or the Transferred Contracts. Other than the Existing JNJ-ACI License or the Transferred Contracts, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party relating to the Purchased Assets or otherwise binding upon the Seller or the Purchased Assets which has or may have the effect of prohibiting or impairing the transactions contemplated by this Agreement, or affecting the validity, use or enforceability of the Purchased Assets. Other than the Existing JNJ-ACI License, Seller has not entered into any agreement which places any restrictions upon Seller or ACI with respect to selling, licensing or otherwise distributing any of the ACI Products, the Transferred Intellectual Property Rights, or the ACI Transferred Intellectual Property Rights to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

3.5 Intellectual Property

(a) Each item of Transferred Intellectual Property Rights is held by Seller free and clear of any Encumbrances (including without limitation any distribution rights and royalty rights), other than Permitted Encumbrances and Encumbrances arising by the terms of the Existing JNJ-ACI License, the ACI APA, or the Transferred Contracts. All Transferred Intellectual Property Rights will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any Third Party.

(b) Schedule 2.1 accurately and completely identifies all Filed Intellectual Property Rights that are owned or transferable by Seller. All Filed Intellectual Property Rights included in the Transferred Intellectual Property Rights are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and are not subject to any unpaid maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. There are no proceedings or actions before any court, tribunal, administrative agency, or commission (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Filed Intellectual Property Rights included in the Transferred Intellectual Property Rights. Seller has claimed small business status with respect to the Transferred Patent Rights.

(c) To the extent that any Transferred Intellectual Property Rights were originally owned or created by or for any Third Party, but excluding any Off the Shelf Software, (i) the Seller has a written agreement with such Third Party or Third Parties with respect thereto, pursuant to which the Seller has obtained complete, unencumbered and unrestricted ownership (except for Permitted Encumbrances and Encumbrances arising by the terms of the Existing JNJ-ACI License or the Transferred Contracts) and is the exclusive owner of, all such Transferred Intellectual Property Rights by valid assignment or otherwise; (ii) the transfer of the Transferred Intellectual Property Rights from Seller to Buyer hereunder does not violate such Third Party agreements; (iii) except as may be provided in the Existing JNJ-ACI License or the Transferred Contracts, such Third Parties have not retained and do not have any rights or licenses with respect to the Transferred Intellectual Property Rights; and (iv) to the Knowledge of Seller, no valid basis exists for such Third Party to challenge or object to this Agreement.

(d) Except pursuant to the Existing JNJ-ACI License or the Transferred Contracts, as will be transferred to Buyer pursuant to the terms of this Agreement, Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, to any Third Party, (i) any Transferred Intellectual Property Rights or (ii) any ACI Transferred Intellectual Property Rights.

(e) No government funding, facilities of a university, college, other educational institution or research center or funding from Third Parties was used by Seller in the development of the Transferred Intellectual Property Rights owned by Seller. To the Knowledge of Seller, no current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Transferred Intellectual Property Rights has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(f) Other than the Existing JNJ-ACI License, the Transferred Contracts, and the proprietary rights agreements described in Section 3.5(j) below, there are no Contracts, whether written or oral, express or implied, to which Seller is a party with respect to any Transferred Intellectual Property Rights.

(g) To the Knowledge of Seller, Seller has not received notice from any Person claiming that the Business, the Purchased Assets, or the ACI Purchased Assets infringe or misappropriate the Intellectual Property Rights of any Person (nor does Seller have Knowledge of any valid basis therefor). To Seller’s Knowledge, no Person is infringing or misappropriating the Transferred Intellectual Property Rights.

(h) There are no contracts, licenses or agreements between Seller and any other Person with respect to the Transferred Intellectual Property Rights or with respect to the ACI Transferred Intellectual Property Rights, under which there is any dispute or, to Seller’s Knowledge, any threatened dispute regarding the scope of such agreement or performance under such agreement.

(i) Seller has taken all commercially reasonable steps that are required to protect Seller’s rights in confidential information and trade secrets of Seller associated with or related to the Transferred Intellectual Property Rights and the ACI Transferred Intellectual Property Rights.

(j) All current and former employees or Third Parties who have created or modified any of the Transferred Intellectual Property Rights that are material to the operation of the Business have executed a proprietary rights agreement substantially in the form(s) set forth in Section 3.5(j) of the Disclosure Schedule.

(k) Seller is not required to make or accrue any royalty payment to any Third Party in connection with any of the Purchased Assets.

3.6 Conflicts; Consents. The execution and delivery by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of, or default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the organizational documents of Seller, each as amended to date; (ii) Contracts to which Seller or any of its properties or assets (including intangible assets) is subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties or assets (tangible and intangible), except in any such case where it would not have a Material Adverse Effect on Seller. Subject to the Required Consent, it is not necessary for Seller to take any action or to obtain any approval, consent or release by or from any Third Party, governmental or other, to enable Seller to enter into or perform its obligations under this Agreement and the Ancillary Agreements.

3.7 Compliance with Law/Permits. Except as may be required by any applicable bulk sales laws, the Seller is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a Material Adverse Effect on Seller. No unresolved (i) charges of violations of laws or regulations relating to Seller’s business have been made or threatened; (ii) proceedings or investigations relating to Seller’s business are pending or, to Seller’s Knowledge, have been threatened; and (iii) citations or notices of deficiency have been issued or have been threatened, against Seller relating to or arising out of its business by any governmental authorities, which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller; and, to Seller’s Knowledge, there are no facts or circumstances upon which any such charges, proceedings, investigations, citations, or deficiency notices reasonably may validly be instituted, issued or brought hereafter.

3.8 Litigation and Proceedings. There is no claim, action, suit, proceeding or investigation (or any counter or cross-claim in an action brought by or on behalf of Seller), whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Seller’s Knowledge, threatened, against Seller, which (i) could reasonably be expected to adversely affect Seller’s ability to perform its obligations under this Agreement or complete any of the transactions contemplated hereby; or (ii) involves the possibility of any judgment or liability, or which may become a claim, against Buyer, its business or the Purchased Assets. Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller or any of the Purchased Assets or ACI Purchased Assets or the Business that affects, involves or relates to the Purchased Assets or the ACI Purchased Assets.

3.9 Tax Matters. To the extent failure to do so would adversely impact Buyer, the Purchased Assets or the ACI Purchased Assets, Buyer’s use of the Purchased Assets or ACI Purchased Assets or operation of the Business, (a) as of the Closing Date, Seller will have paid all Taxes it is required to pay and will have withheld with respect to its employees all federal, state and foreign income taxes and social security charges and similar fees under the Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld; and (b) Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. To the extent relevant to the Purchased Assets or the Business, (i) as of the Closing Date, Seller will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Seller or its operations and required to have been filed on or before the Closing Date (taking into account extensions to file) and such Returns are or will be true and correct and have been or will be completed in accordance with applicable law; and (ii) no audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination. Seller does not have, and to Seller’s Knowledge, there is no basis for, the assertion of any claim for any liabilities for unpaid Taxes for which Buyer would become liable as a result of the transactions contemplated by this Agreement. There are (and immediately following the Closing there will be) no Encumbrances on the Purchased Assets relating to or attributable to Taxes, other than Permitted Encumbrances. To Seller’s Knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance, other than Permitted Encumbrances, on the Purchased Assets.

3.10 No Broker. Seller has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement.

4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

4.1 Authority and Binding Effect. Buyer has the full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements, and the consummation by Buyer of its obligations contained herein and therein, have been duly authorized by all necessary corporate actions of Buyer, and this Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer. This Agreement and the Ancillary Agreements are valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

4.2 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer is qualified to do business in each jurisdiction where such qualification is necessary and where the failure to be so qualified would have a Material Adverse Effect on Buyer. Buyer has the requisite corporate power and authority to conduct its business as now conducted, to own or lease the Purchased Assets, and to use such Purchased Assets in the conduct of its business.

4.3 Conflicts; Consents. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to a Conflict with respect to (i) any provision of the certificate of incorporation or bylaws of Buyer, each as amended to date; (ii) Contracts to which Buyer or any of its properties or assets (including intangible assets) is subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets (tangible and intangible), except in any such case where it would not have a Material Adverse Effect on Buyer. It is not necessary for Buyer to take any action or to obtain any approval, consent or release by or from any Third Party, governmental or other, to enable Buyer to enter into or perform its obligations under this Agreement and the Ancillary Agreements.

4.4 Compliance with Law/Permits. Buyer is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a Material Adverse Effect on Buyer. No unresolved (i) charges of violations of laws or regulations relating to Buyer’s business have been made or threatened; (ii) proceedings or investigations relating to its business are pending or, to Buyer’s knowledge, have been threatened; and (iii) citations or notices of deficiency have been issued or have been threatened, against Buyer relating to or arising out of its business by any governmental authorities, which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

4.5 Litigation and Proceedings. There is no action, suit, proceeding or investigation (or any counter or cross-claim in an action brought by or on behalf of Buyer), whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Buyer’s knowledge, threatened, against Buyer, which (i) could reasonably be expected to affect adversely Buyer’s ability to perform its obligations under this Agreement or complete any of the transactions contemplated hereby; or (ii) to Buyer’s knowledge, involves the possibility of any judgment or liability, or which may become a claim, against Seller, its business or the Excluded Assets. Buyer is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Buyer, any of the Purchased Assets or the ACI Purchased Assets that affects, involves or relates to the Purchased Assets or the ACI Purchased Assets.

4.6 No Broker. Buyer has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement.

5. Conditions Precedent to the Obligations of Buyer. The obligation of Buyer to consummate the purchase of the Purchased Assets from Seller is subject to the fulfillment, or the waiver by Buyer, at or prior to the Closing, of each of the following conditions precedent:

5.1 ACI APA. Buyer and ACI shall have executed the ACI APA.

5.2 Representations and Warranties. The representations and warranties made by Seller in this Agreement (a) that are not qualified by materiality or Material Adverse Effect on Seller will be true and correct, in all material respects, at and as of the Closing Date, and (b) that are qualified by materiality or Material Adverse Effect on Seller will be true and correct in all respects at and as of the Closing Date (in each case, except for any such representations and warranties that are made as of a particular date, which will be true and correct in all material respects as of such particular date).

5.3 Certificates. Buyer shall have received from Seller one or more certificates executed by an authorized officer or member of Seller, dated as of the Closing Date and reasonably satisfactory in form and substance to Buyer, certifying that (i) the condition set forth at Section 5.2 above has been met; (ii) Seller has performed and complied, in all material respects, with all of Seller’s covenants required to have been performed or complied with by Seller pursuant hereto on or prior to the Closing Date and (iii) attached to such certificate(s) are true and correct copies of Seller’s organizational documents, governing agreements and resolutions of the members of Seller approving the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

5.4 Termination of Existing JNJ-ACI License. ACI and Seller shall have executed the Termination Agreement between Seller and ACI, which is attached as Exhibit E hereto (the “Termination Agreement”).

5.5 Delivery of Additional Documents. On the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer the following documents and instruments, in form and substance satisfactory to Buyer and its counsel, unless waived in writing by Buyer:

(a) Bill of Sale. The Bill of Sale, duly executed by the Seller;

(b) Intellectual Property Assignments. The Intellectual Property Assignments, duly executed by the Seller;

(c) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by the Seller;

(d) Evidence of Consent. Evidence of the receipt of the Required Consent by Seller;

(e) Good Standing Certificates. Good standing certificate of Seller, dated as of a date that is not more than five (5) days prior to the Closing Date, from the Secretary of State of Colorado;

(f) Intellectual Property Documents. Evidence of Seller’s authorization to its intellectual property counsel to deliver files relating to the Transferred Intellectual Property Rights to Buyer’s counsel; and

(g) Other Documents. Such other documents and instruments as Buyer or Buyer’s counsel may reasonably request so as better to evidence or effectuate the transactions contemplated hereby.

6. Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the sale of the Purchased Assets to Buyer is subject to the fulfillment, or the waiver by Seller, at or prior to the Closing, of each of the following conditions precedent:

6.1 ACI APA. Buyer and ACI shall have executed the ACI APA.

6.2 Representations and Warranties. The representations and warranties made by Buyer in this Agreement (a) that are not qualified by materiality or Material Adverse Effect on Buyer will be true and correct, in all material respects, at and as of the Closing Date, and (b) that are qualified by materiality or Material Adverse Effect on Buyer will be true and correct in all respects at and as of the Closing Date (in each case, except for any such representations and warranties that are made as of a particular date, which will be true and correct in all material respects as of such particular date).

6.3 Certificates. Seller shall have received from Buyer a certificate executed by an authorized officer of Buyer, dated as of the Closing Date and reasonably satisfactory in form and substance to Seller, certifying that (i) the condition set forth at Section 6.2 above has been met; (ii) Buyer has performed and complied, in all material respects, with all of Buyer’s covenants required to have been performed or complied with by Buyer pursuant hereto on or prior to the Closing Date; and (iii) attached to such certificate are true and correct copies of Buyer’s certificate of incorporation, by-laws, and resolutions of the Board of Directors of Buyer approving the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

6.4 Delivery of Additional Documents. On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller the following documents and instruments, in form and substance satisfactory to Seller and its counsel, unless waived in writing by Seller:

(a) Bill of Sale. The Bill of Sale, duly acknowledged by the Seller;

(b) Good Standing Certificates. A good standing certificate of Buyer, dated as of a date that is not more than five (5) days prior to the Closing Date, from the Secretaries of States of Delaware and California; and

(c) Other Documents. Such other documents and instruments as Seller or Seller’s counsel may reasonably request so as better to evidence or effectuate the transactions contemplated hereby.

7. Post-Closing Covenants.

7.1 Commercially Reasonable Efforts.

(a) Buyer will use commercially reasonable efforts, consistent with its efforts in respect of other products which it owns or to which it has rights, to develop and commercialize Products for the treatment of glabellar furrows during the Royalty Period (as defined in the ACI APA); provided that Buyer will not be required to use any level of efforts to sell, market, or distribute Products in any jurisdiction prior to receipt of all regulatory approvals reasonably deemed by Buyer to be necessary for the marketing and sale of Products in such jurisdiction.

(b) Buyer will spend a cumulative minimum of approximately [*] in operating expenses related to the Products and the Transferred Intellectual Property Rights in the first two (2) years following the receipt of regulatory approval for the treatment of glabellar furrows, which investment may be in the form of research and development, acquisition of technology enhancements, clinical studies, obtaining regulatory approval, clinical education, sales and marketing efforts, and/or the assumption of certain employees of ACI and associated operating expenses. The Parties agree that such investment will satisfy Buyer’s obligations under this Section 7.1 during that two year period; provided that Buyer may reasonably adjust such investment amount as a result of material unforeseen events, including but not limited to, unfavorable developments related to regulatory approvals or Intellectual Property Rights.

(c) Whether certain efforts by Buyer are deemed to be “commercially reasonable” under this Section 7.1 with respect to Products for the treatment of glabellar furrows will be determined in light of all relevant factors in the relevant jurisdictions including (1) the market potential and rate of market growth of Products (including anticipated profit margin and the perceived market size); (2) the expense and difficulty of obtaining regulatory approval for Products in each jurisdiction (including the extent of the indications, if any, for which Products have been approved); (3) in Buyer’s reasonable estimation, whether or not the sale of Products infringes or could infringe the Intellectual Property Rights of Third Parties; and (4) the competitive position of Products vis-à-vis other products marketed and sold for the same indications, including with respect to the safety, efficacy, and cost of Products when compared to such other products. Buyer’s reasonable commercial efforts may include, but are not limited to, one or more of the following: developing and using a variety of sales tools, promotions, and in-office marketing materials; organizing and sponsoring clinical education programs; promoting Products through key opinion leader programs and customer outreach programs; promoting Products at major medical trade shows attended by plastic surgeons, facial plastic surgeons, ENT surgeons, occuloplastic surgeons, and dermatologists; training, educating, supporting, and maintaining representatives to market and sell Products for the treatment of glabellar furrows; and applying reasonable financial, personnel, and facilities resources in support of its Commercialization efforts. For purposes of determining whether or not Buyer is complying with its obligations under this Section 7.1, Buyer’s sales and marketing efforts for Products in all relevant jurisdictions will be considered in the aggregate, and not by separate jurisdiction.

(d) Seller acknowledges and agrees that nothing in this Agreement (including, without limitation, any schedules or attachments hereto) will be construed as representing an estimate or projection of either (i) the extent to which Products will be successfully commercialized by Buyer or (ii) the anticipated sales or the actual value of any Product. BUYER MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT IT WILL ACHIEVE ANY PARTICULAR SALES LEVEL OF SUCH PRODUCT(S).

7.2 Patent Prosecution. Buyer will use good faith efforts to prosecute and maintain the Transferred Patent Rights such that the Transferred Patent Rights cover the Products sold by Buyer.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3 Agreement with AHI. Buyer will negotiate in good faith with AHI to enter into an agreement as outlined in the letter of intent sent by Buyer to AHI dated as of the date of this Agreement, a copy of which has been provided to Seller. Seller will not take any actions that impede or interfere with the negotiations between Buyer and AHI. In the event that Buyer and AHI execute an agreement as described in this Section 7.3 and Buyer is obligated to pay royalties to AHI on Products sold in the AHI Field, then (i) Buyer will use reasonable efforts to determine whether the sale of a Product was in the Royalty Field or the AHI Field; (ii) Buyer will not be in breach of this Agreement or the ACI APA as a result of failure to pay a royalty payment with respect to a sale of a Product if Buyer has paid either AHI or ACI in good faith a royalty on such sale; and (iii) in the event of a dispute as to whether a Product sold by Buyer was sold in the AHI Field or the Royalty Field (each as defined in the ACI APA), the Parties will submit the matter to dispute resolution proceedings in accordance with Section 9.11.

7.4 Records Retention; Access and Investigation. After the Closing Date, Buyer shall retain the Transferred Books and Records for a period consistent with its current record-retention policies and practices, but in no event less than seven (7) years. Buyer shall provide Seller and its representatives reasonable access to such Books and Records during normal business hours and upon reasonable notice, to enable Seller to (i) prepare financial statements or Tax returns or to act with respect to Tax audits, (ii) prosecute or defend Third Party claims or litigation, and (iii) take any other action reason reasonably related to this Agreement.

7.5 Further Assurances. Seller shall provide all cooperation reasonably requested by Buyer in connection with any effort by Buyer to establish, perfect, defend, or enforce its rights in or to the Purchased Assets and the ACI Purchased Assets, including executing further consistent assignments, transfers, licenses, and releases. To the extent Seller cannot transfer and assign any of the Transferred Intellectual Property Rights, or any portion thereof, as of the Closing, then Seller will assign and transfer such Transferred Intellectual Property Rights at the first opportunity to do so. To the extent further transfer or assignment of any Transferred Intellectual Property Rights is required and Seller has not, within fifteen (15) Business Days of the delivery of such assignment to Seller, (i) executed and returned to Buyer the form of assignment reasonably requested by Buyer or (ii) delivered to Buyer a written objection to Buyer’s request, then Seller hereby irrevocably appoints Buyer as its attorney-in-fact with the right, authority, and ability to execute and enter into such assignment on behalf of Seller. Seller stipulates and agrees that such appointment is a right coupled with an interest and will survive the incapacity or unavailability of Seller at any future time. To the extent that any of the Transferred Intellectual Property Rights cannot be assigned and transferred by Seller, then Seller hereby grants Buyer an irrevocable, worldwide, fully-paid up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise utilize in any manner the Transferred Intellectual Property Rights. In addition, Seller hereby releases, discharges, and covenants not to assert against Buyer or Buyer’s Affiliates, licensees, or representatives, all claims, causes, and rights of action, whether now existing or hereinafter arising, and whether known or unknown, arising from any use or exploitation of the Transferred Intellectual Property Rights; provided, however, that Seller does not release or covenant not to assert any claim, cause, or right of action based upon the breach of this Agreement or the ACI APA by Buyer.

7.6 Expenses. Except as otherwise provided herein, each Party shall pay all of its respective costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in carrying out and closing the transactions contemplated by this Agreement, whether or not this Agreement or the transactions contemplated hereby are ever consummated.

7.7 Transition Support. Seller will provide commercially reasonable transition support to Buyer as follows, in each case at the expense of Buyer:

(a) Access to Information. From the Closing Date until forty-five (45) days following the Closing Date, upon reasonable notice received from Buyer and during normal business hours, Seller shall afford Buyer and its representatives free and full access to Seller’s personnel, properties, Contracts, and other documents and data (such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller), and otherwise cooperate and assist Buyer, to the extent reasonably necessary (i) to confirm that all Purchased Assets have been transferred to Buyer and (ii) for Buyer to use the Purchased Assets after the Closing, and (iii) for Buyer to carry out its covenants under this Agreement and the ACI APA. Any information of Seller’s so reviewed by Buyer that does not constitute Purchased Assets shall be kept strictly confidential by Buyer.

(b) Retained Liabilities. Seller will satisfy the Retained Liabilities in full as such liabilities become due and payable pursuant to their terms.

(c) Inquiries. Seller agrees, for a period of one hundred eighty (180) days following the Closing Date, to use good faith efforts to redirect to Buyer all inquiries concerning the Purchased Assets made by any Person to Seller or any of its agents or representatives.

7.8 Delivery or Destruction of Copies. Promptly after transfer of the Purchased Assets to Buyer, and in no event later than sixty (60) days following the Closing Date, Seller will determine whether any Purchased Assets or copies of Purchased Assets remain in Seller’s or its employees’ or agents’ possession (including without limitation information stored on computer hardware) (collectively, the “Remaining Assets”). Seller will deliver to Buyer or destroy all Remaining Assets and will provide to Buyer a certificate signed by a duly authorized officer of Seller certifying such delivery or destruction; provided, however, that Seller may destroy, rather than deliver, only those Remaining Assets that are exact copies of the Purchased Assets delivered to Buyer.

7.9 Non-Competition. As of the Closing Date and for a period of five (5) years thereafter, Seller covenants that Seller will not, either by itself or with, through or for the benefit of any Affiliate, licensee, or Third Party, make, use, sell, offer to sell, import, export, or otherwise develop or commercialize any nerve ablation devices; provided, however, that if Buyer enters into a license agreement with AHI as contemplated in the letter of intent dated as of the date of this Agreement sent by Buyer to AHI, then Seller may engage in such activities, but only through or for the benefit of AHI, or its wholly-owned subsidiaries or licensees and solely in the AHI Field. The Parties acknowledge that the restriction contained in this Section 7.9 is reasonable, valid, and necessary for the adequate protection of Buyer’s business and that Buyer would not have entered into this Agreement without the protection afforded it by this Section 7.9.

8. Indemnification; Survival.

8.1 Indemnification of Buyer. Subject to the provisions of this Section 8, Seller shall indemnify and hold harmless Buyer, its stockholders, and its representatives (collectively, the “Buyer Indemnitees”), from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ and consultants’ fees and expenses in connection with any action, suit or proceeding or settlement of any of the foregoing) (collectively, “Losses”) incurred or suffered by a Buyer Indemnitee arising out of:

(a) any breach of the representations and warranties of Seller set forth in this Agreement;

(b) any breach of any covenant or agreement of Seller set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

(c) any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement;

(d) claims by Seller’s or AHI’s stockholders or members or Seller’s or AHI’s current or former employees that are related to this Agreement, the ACI APA, or the transactions contemplated herein and therein; and

(e) the Retained Liabilities.

Notwithstanding any other provision of this Agreement, the remedies provided for in this Section 8 shall constitute the sole and exclusive remedy of Buyer and any other Buyer Indemnitee for any post-Closing claims made in connection with this Agreement or any other Losses as described in this Section 8.1, except for the actual fraud of Seller.

8.2 Indemnification of Seller. Subject to the provisions of this Section 8, Buyer shall indemnify and hold harmless Seller, its members, and its representatives (collectively, the “Seller Indemnitees”), from and against any and all Losses incurred or suffered by a Seller Indemnitee arising out of:

(a) any breach of the representations and warranties of Buyer set forth in this Agreement;

(b) any breach of any covenant or agreement of Buyer set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement; and

(c) the ownership or use of the Purchased Assets after the Closing.

Notwithstanding any other provision of this Agreement, the remedies provided for in this Section 8 shall constitute the sole and exclusive remedy of Seller and any other Seller Indemnitee for any post-Closing claims made in connection with this Agreement or any other Losses as described in this Section 8.2, except for the actual fraud of Buyer.

8.3 Limitations on Indemnification.

(a) Notwithstanding anything in Section 8.1 to the contrary, Seller shall not be obligated to indemnify Buyer or any other Buyer Indemnitee until aggregate Losses of Buyer and such Buyer Indemnitees under Section 8.1 have exceeded the Basket Amount, in which case Buyer and the other Buyer Indemnitees shall be entitled to indemnification for the total amounts of such Losses. Notwithstanding the immediately preceding sentence, Buyer and Buyer’s Indemnitees shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, (i) any Losses arising or resulting from fraud or fraudulent misrepresentation with respect to representations and warranties of Seller contained in this Agreement; or (ii) any liabilities for indemnification under Section 8.1(c), 8.1(d), or 8.1(e).

(b) Notwithstanding anything in Section 8.2 to the contrary, Buyer shall not be obligated to indemnify Seller or any other Seller Indemnitee until aggregate Losses of Seller and such Seller Indemnitees under Section 8.2 have exceeded the Basket Amount, in which case Seller and the other Seller Indemnitees shall be entitled to indemnification for the total amounts of such Losses. Notwithstanding the immediately preceding sentence, Seller and Seller’s Indemnitees shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, (i) any Losses arising or resulting from fraud or fraudulent misrepresentation with respect to representations and warranties of Buyer contained in this Agreement; (ii) Buyer’s obligations to pay the Purchase Price under the ACI APA (including any portion thereof to be paid after the Closing, such as the Royalty Consideration or Success Milestone); (iii) any liabilities for indemnification under Section 8.2(c); or (iv) any liability of Buyer under Section 2.9 (Transfer Taxes).

(c) The maximum liability of Seller for any Losses in the aggregate under Section 8.1(a) shall not exceed eight million dollars ($8,000,000) except that there shall be no such limitation on Losses exceeding such amount that arise as a result of (i) a breach of the representations and warranties in Section 3.1 (Authority and Binding Effect), 3.2 (Organization and Standing) or 3.6(i) or 3.6(iii) (Conflicts; Consents); (ii) intentional, knowing or willful breach of this Agreement, fraud, or similar circumstances; or (iii) (for the avoidance of doubt) indemnification under Sections 8.1(b), 8.1(c), 8.1(d), or 8.1(e).

(d) No claim for indemnification shall be made pursuant to Section 8.1(a) after one (1) year from the Closing Date; provided, however, that claims for indemnification under Section 8.1(a) may be made for up to three (3) years from the Closing Date for Losses that arise as a result of a breach of the representations and warranties in Section 3.4 (Contracts) and Section 3.5 (Intellectual Property). Notwithstanding the foregoing, any such claim for indemnification shall continue as to any matter as to which a claim is submitted in writing to Seller prior to such one or three-year period and identified as a claim for indemnification pursuant to this Agreement, until such time as such claims and matters are resolved. In addition, any such claim for indemnification may be brought at any time to the extent it is based upon or involves (i) fraud by the Indemnifying Party; or (ii) claims made under Section 8.1(a) for a breach of Section 3.1 (Authority and Binding Effect), 3.2 (Organization and Standing) or 3.6(i) or 3.6 (iii) (Conflicts; Consents).

(e) Subject to the limitations set forth at this Section 8.3, Buyer may offset against the Royalty Consideration and Success Milestone, as and when the Royalty Consideration and/or Success Milestone becomes due and payable to ACI, any amounts owed to Buyer for indemnification under Section 8.1.

(f) Amounts available pursuant to the Escrow Agreement and the royalty offset described in Section 8.3(e) shall be Buyer’s only recourse for any liability of Seller under Section 8.1(a), except in the case of (i) intentional, knowing or willful breach of any representation, warranty, or covenant in this Agreement; (ii) fraud or similar circumstances; or (iii) claims made under Section 8.1(a) for a breach of Section 3.1 (Authority and Binding Effect), 3.2 (Organization and Standing) or 3.6(i) or 3.6 (iii) (Conflicts; Consents).

(g) Subject to the limitations set forth at Section 9.3 of the ACI APA, Buyer may also offset against the Royalty Consideration and Success Milestone, as and when the Royalty Consideration and/or Success Milestone becomes due and payable, any amounts owed to Buyer by ACI for indemnification under Section 9.1 of the ACI APA. Amounts available pursuant to the Escrow Agreement will also be available to satisfy any liability of ACI to Buyer under Section 9.1 of the ACI APA.

8.4 Procedure. A Party seeking indemnification (the “Indemnitee”) will promptly notify the other Party (the “Indemnifying Party”) in writing of a claim or suit; provided that an Indemnitee’s failure to give such notice or delay in giving such notice will not affect such Indemnitee’s right to indemnification under this Section 8 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnitee has the right to participate (a) at its own expense in the claim or suit with counsel of its own choosing and (b) in selecting counsel to be used by the Indemnifying Party in such claim or suit. The Indemnifying Party will consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee will cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party will not settle any claim or suit without the Indemnitee’s prior written consent unless such settlement is limited to the payment of cash by the Indemnifying Party and contains a full release of the Indemnitee.

9. Miscellaneous.

9.1 Public Announcements. Neither Party shall make any public announcements concerning matters concerning this Agreement or the ACI APA or the negotiation thereof without the prior written consent of the other Party unless such disclosure is required by law, in which case the announcing Party shall provide the other Party with reasonable notice of such disclosure.

9.2 Assignment. This Agreement and the rights and obligations hereunder may only be assigned by a Party upon the written consent of the other Party, and the obligations of such transferring Party will then transfer to the acquiring party upon any such assignment; provided, however, Seller may assign this Agreement and the rights and obligations hereunder without the consent of Buyer to a liquidating trust established by Seller or its members; and provided, further, that a change of control, merger, and/or purchase of substantially all of the assets of either Party (or, in the case of Buyer, substantially all of the assets relating to the Product) shall not constitute an assignment requiring consent of the other Party. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

9.3 Confidentiality. Each Party hereby agrees, and agrees to cause its stockholders, members, and representatives, to keep the terms of this Agreement, the ACI APA, and each of the Ancillary Agreements confidential and will treat and safeguard such terms with the same degree of care with which it treats its own confidential information and to limit access to such terms to such employees, consultants, representatives and professional advisors of such Party who reasonably require such access in connection with the activities contemplated by this Agreement or otherwise to administer the terms of this Agreement. To the extent practicable, in the event that a Party is required to disclose such terms pursuant to any law, regulation, or judicial or administrative directive, such Party will promptly notify the other Party in order to allow the other Party a reasonable period of time to obtain protective or confidential treatment of such terms before they are disclosed. Either Party may disclose the terms of this Agreement and the Ancillary Agreements (i) to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission; and (ii) in connection with a prospective acquisition, merger, financing, or license for such Party, to prospective acquirers or merger candidates or to existing or potential investors or licensees; provided that prior to such disclosure each such candidate or investor will agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 9.3. Each Party acknowledges that it will be impossible to measure in money the damage to the other Party if such Party fails to comply with the obligations imposed by this Section 9.3, and that, in the event of any such failure, the non-disclosing Party will not have an adequate remedy at law or in damages. Accordingly, each Party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the disclosing Party has an adequate remedy at law. Each Party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the non-disclosing Party seeking or obtaining such equitable relief.

9.4 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in that jurisdiction, without giving effect to its rules regarding conflicts of laws.

9.6 Entire Agreement; Amendment. This Agreement, the ACI APA, the Exhibits and Schedules hereto and thereto, and each additional agreement and document to be executed and delivered pursuant hereto constitute all of the agreements of the Parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

9.7 Waiver. No waiver by one Party of the other Party’s obligations, or of any breach or default hereunder by any other Party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other Party.

9.8 Interpretation; Headings. This Agreement is the result of arms-length negotiations between the Parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a Party by reason of the fact that such Party or its legal counsel was the draftsman of that provision. The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement. The plural will be deemed to include the singular, and the singular will be deemed to include the plural. The words “include,” “includes,” or “including” mean including, by way of example and not by way of limitation. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The words “shall” and “will” are deemed to be synonyms.

9.9 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10 Notices. Unless otherwise provided herein, any notice, report, payment, or document to be given by one Party to the other will be in writing and will be deemed given when actually received or when delivered personally, mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date that is five (5) Business Days after the date of mailing), sent by reputable overnight courier (such notice sent by courier to be effective one (1) Business Day after it is deposited with such courier), or by electronic facsimile (such notice sent by facsimile to be effective on the first Business Day after transmission, provided that the successful transmission of the facsimile has been confirmed) to the address below, or to such other place as any Party may designate as to itself by written notice to the other Party.

If to Seller:

JNJ Technology Holdings, LLC

PMB 513

10940 S. Parker Road

Parker, CO 80134-9901

Facsimile: (303) 799-1588

Attention: Mike Janssen

with a copy to:

Heller Ehrman LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attn: Stephen Davis

Fax: (212) 763-7600

If to Buyer:

BioForm Medical, Inc.

1875 South Grant St., Suite #110

San Mateo, CA 94402

Attn: Chief Executive Officer

Fax: (650) 286-4090

with a copy to:

Ropes & Gray LLP

525 University Avenue, Suite 300

Palo Alto, CA 94301-1917

Attn: David J. Saul

Fax: (650) 566-4232

9.11 Dispute Resolution. In the event that any dispute or controversy arises between the Parties out of or relating to this Agreement or any Ancillary Agreement (a “Dispute”), a Party shall notify the other Party in writing of the existence of the Dispute, and the Parties shall meet and negotiate in good faith to attempt to resolve the matter. If such efforts do not within thirty (30) days resolve the Dispute, the Dispute shall be resolved by binding arbitration as provided in this Section 9.11. Buyer and Seller shall each appoint an arbitrator of choice from a list of arbitrators recognized by the American Arbitration Association. The appointed arbitrators shall appoint a third arbitrator from the list, and the three arbitrators shall hear the Parties and settle the Dispute. The proceedings shall be conducted under and governed by the Commercial Rules of the American Arbitration Association, as in effect from time to time. All arbitration hearings shall be conducted in the jurisdiction selected by the Party not bringing the action, which jurisdiction shall either be the City and County of San Francisco, California or the City and County of Denver, Colorado. All applicable statutes of limitation shall apply to any Dispute. The arbitrators shall have no power to award punitive or exemplary damages or to ignore or vary the terms of this Agreement, and shall be bound to apply controlling law. The arbitrators may award costs and expenses incurred in connection with a Dispute (including reasonable attorney’s fees) to a Party, if it is determined by the arbitrator that the other Party acted in bad faith. A judgment upon the award may be entered in any court having jurisdiction.

9.12 GAAP. All questions of accounting under this Agreement shall be resolved under generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for the applicable Person (or Persons on a consolidated basis, as the case may be) throughout the period indicated and consistent with such Person’s prior financial practices.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of Buyer and Seller has caused a duly authorized representative to execute this Asset Purchase Agreement on the date first written above.

BIOFORM MEDICAL, INC.

By:	/s/ Steven L. Basta
Name: Steven L. Basta
Title: Chief Executive Officer

JNJ TECHNOLOGY HOLDINGS, LLC

By:	/s/ Michael Janssen
Name: Michael Janssen
Title: Executive Director

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

ACI APA

EXHIBIT B

ESCROW AGREEMENT

EXHIBIT C

BILL OF SALE

EXHIBIT D

INTELLECTUAL PROPERTY ASSIGNMENTS

EXHIBIT E

TERMINATION AGREEMENT

EXHIBIT C

BILL OF SALE

This BILL OF SALE is from Advanced Cosmetic Intervention, Inc., a Colorado corporation, (“Seller”) to BioForm Medical, Inc., a Delaware corporation, (“Buyer”).

WITNESSETH

Seller, for good and valuable consideration paid to it by Buyer, as more fully set forth in that certain Asset Purchase Agreement made as of April 29, 2008 by and between Buyer and Seller (the “Asset Purchase Agreement”), the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, conveyed, assigned, transferred, set over and delivered, and by these presents does hereby grant, bargain, sell, convey, assign, transfer, set over and deliver unto Buyer, and unto Buyer’s successors and assigns, forever, all of the Purchased Assets, including without limitation those assets set forth on Exhibit A attached hereto. Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.

TO HAVE AND TO HOLD, all and singular, the Purchased Assets are hereby sold, assigned, transferred and delivered unto Buyer and Buyer’s successors and assigns forever.

This Bill of Sale is in accordance with and is subject to all of the representations, warranties, covenants, exclusions and indemnities set forth in the Asset Purchase Agreement, all of which are incorporated herein by reference. Seller and Buyer each acknowledge and agree that all representations and warranties given with respect to the sale of the Purchased Assets pursuant to this Bill of Sale are as set forth in the Asset Purchase Agreement and that no warranties, express or implied, are provided herein and to the extent they are provided they are hereby disclaimed. Any action or claim arising out of this Bill of Sale shall be made only pursuant to, and subject to, Section 9 of the Asset Purchase Agreement. Seller and Buyer each acknowledge and agree that any dispute or controversy that arises between Seller and Buyer out of or relating to this Bill of Sale shall be subject to Section 10.11 of the Asset Purchase Agreement. In the event that any provision of this Bill of Sale is construed to conflict with a provision in the Asset Purchase Agreement, the provision in the Asset Purchase Agreement shall be deemed to be controlling.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed as of April 29, 2008.

ADVANCED COSMETIC INTERVENTION, INC.
a Colorado corporation

By	/s/ Paul Maroon
	Name:	Paul Maroon
	Title:	Chief Executive Officer

Acknowledged:

BIOFORM MEDICAL, INC., a Delaware corporation

By	/s/ Steven L. Basta
	Name:	Steven L. Basta
	Title:	Chief Executive Officer

BILL OF SALE

Exhibit A

PURCHASE PRICE ALLOCATION

Tangible Assets	Purchase Price Allocation
Computer Equipment
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]

Total Computer Equip		[*]

Laboratory Equipment
[*]		[*]
[*]		[*]
[*]		[*]

Total Lab Equipment		[*]

All other Laboratory Equipment at ACI [*] not on capitalization table and <$1,000	$	[*]
All Demonstration Equipment at ACI [*]	$	[*]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Manufacturing Equipment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*]

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*]

Total Manufacturing Equipment	[*]

All other Manufacturing Equipment either at ACI [*] not on capitalization table and <$1,000	[*]
Inventory (at ACI [*])
[*]
[*]
[*]
[*]
[*]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

All Marketing Materials at ACI (brochures, DVD’s, training materials)		[*]
All Lab Books and Other Notebooks		[*]
Office Furniture & Equipment
[*]		[*]
[*]		[*]
[*]		[*]

Total Office Furniture & Equipment		[*]

Total Property, Plant & Equipment		$228,162.05

Inventory - Finished Goods	Total Fair Value

[*]	$	[*]
[*]		[*]

Total Inventory - Finished Goods		$777,968

Recap
Total Property, Plant & Equipment [*]		$130,486
Total Property, Plant & Equipment [*]		97,676
Inventory - Finished Goods		777,968
Total tangible personal property		$1,006,130

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) is made, executed and delivered as of April 29, 2008, by and between Advanced Cosmetic Intervention, Inc., a Colorado corporation, (the “Assignor”) and BioForm Medical, Inc., a Delaware corporation, (the “Assignee”, and together with Assignor, the “Parties”).

WITNESSETH

WHEREAS, the Assignor and the Assignee are parties to an Asset Purchase Agreement, dated April 29, 2008, by and between the Assignor and the Assignee (the “Asset Purchase Agreement”), providing for, among other things, the assignment by the Assignor and the assumption by the Assignee of certain rights, liabilities and obligations of the Assignor, all as more fully described in the Asset Purchase Agreement, on the terms and conditions provided in the Asset Purchase Agreement;

NOW, THEREFORE, in connection with the Asset Purchase Agreement, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

WITNESSETH

1. Definitions. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Asset Purchase Agreement.

2. Assignment and Assumption. Effective upon the Closing, the Assignor hereby assigns, sells, transfers, and sets over to the Assignee all of such Assignor’s right, title, benefit, privileges, and interest in and to, and all of such Assignor’s burdens, obligations, and liabilities in connection with, the Purchased Assets and the Assumed Liabilities free and clear of all liens, claims, licenses, pledges and encumbrances (other than those created by the Assignee or Permitted Encumbrances), in the case of the Purchased Assets. The Assignee hereby accepts and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions, and covenants of the Purchased Assets and the Assumed Liabilities, and to pay and discharge all of the Assumed Liabilities.

3. Limitations and Conflict of Terms. This Assignment and Assumption Agreement is in accordance with and is subject to all of the representations, warranties, covenants, exclusions and indemnities set forth in the Asset Purchase Agreement, all of which are incorporated herein by reference. Seller and Buyer each acknowledge and agree that all representations and warranties given with respect to the sale of the Purchased Assets pursuant to this Assignment and Assumption Agreement are as set forth in the Asset Purchase Agreement and that no warranties, express or implied, are provided herein and to the extent they are provided they are hereby disclaimed. Any action or claim arising out of this Assignment and Assumption Agreement shall be made only pursuant to, and subject to, Section 9 of the Asset Purchase Agreement. Seller and Buyer each acknowledge and agree that any dispute or controversy that arises between the Seller and Buyer out of or relating to this Assignment and Assumption Agreement shall be subject to Section 10.11 of the Asset Purchase Agreement. In the event that any provision of this Assignment and Assumption Agreement is construed to conflict with a provision in the Asset Purchase Agreement, the provision in the Asset Purchase Agreement shall be deemed to be controlling.

4. Entire Agreement. This Assignment and Assumption Agreement, the Asset Purchase Agreement, the JNJ APA, and the other Ancillary Agreements together constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and is not intended to and shall not be construed to confer upon any persons other than the Parties any rights or remedies hereunder.

5. Amendment and Modification. This Assignment and Assumption Agreement and any of the terms contained herein may be amended or modified by the Assignor and the Assignee only in writing signed by each Party.

6. Assignment. This Assignment and Assumption Agreement and the rights and obligations hereunder may only be assigned by a Party upon the written consent of the other Party, and the obligations of such transferring Party will then transfer to the acquiring party upon any such assignment; provided, however, Assignor may assign this Assignment and Assumption Agreement and the rights and obligations hereunder without the consent of Assignee to a liquidating trust established by Assignor or its stockholders; and provided, further, that a change of control, merger, and/or purchase of substantially all of the assets of either Party (or, in the case of Assignee, substantially all of the assets relating to the Product) shall not constitute an assignment requiring consent of the other Party. This Assignment and Assumption Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

7. Governing Law. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in that jurisdiction, without giving effect to its rules regarding conflicts of laws.

8. Counterparts. This Assignment and Assumption Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the undersigned has caused this Assignment and Assumption Agreement to be signed by its duly authorized officer as of the date first written above.

ASSIGNOR:	ADVANCED COSMETIC INTERVENTION, INC.,
a Colorado corporation

	By:	/s/ Paul Maroon
		Name:	Paul Maroon
		Title:	Chief Executive Officer

ASSIGNEE:	BIOFORM MEDICAL, INC., a Delaware corporation

	By:	/s/ Steven L. Basta
		Name:	Steven L. Basta
		Title:	Chief Executive Officer

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT E

FORM OF PATENT ASSIGNMENT

WHEREAS, JNJ Technology Holdings, LLC (“Assignor”), a Colorado limited liability company with an address of 10940 S. Parker Road, Suite 513, Parker, CO 80134, is the owner of all rights, title, and interests in and to the patent applications shown on the attached Exhibit 1 (the “Patents”); and

WHEREAS, BioForm Medical, Inc. (“Assignee”), a Delaware corporation with an address of 1875 South Grant St., Suite #110, San Mateo, CA 94402, desires to acquire the entire right, title, and interest in and to the Patents and all the inventions and discoveries disclosed in the Patents (the “Inventions”);

NOW THEREFORE, be it known that effective as of April 29, 2008, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, and sets over unto Assignee (1) the entire right, title, and interest in all countries throughout the world in and to said Patents and Inventions, including any renewals, revivals, reissues, reexaminations, extensions, continuations, continuations-in-part, and divisions of said Patents and any substitute applications therefor; (2) the entire right to file patent applications (“New Applications”) in the name of Assignee or its designee on the aforesaid Inventions in all countries of the world; (3) the entire right, title, and interest in and to any patent which issued and may issue on the Inventions in any country, and any renewals, revivals, reissues, reexaminations, and extensions thereof, and any patents of confirmation, registration, and importation of the same; (4) the right to sue and recover for, and the right to profits or damages due or accrued in connection with, any and all past, present, or future infringements of the Patents and Inventions; and (5) the entire right, title, and interest in all convention and treaty rights of all kinds, including without limitation all rights of priority in any country of the world, in and to the above Patents and Inventions;

AND, Assignor hereby authorizes and requests the competent authorities to grant and to issue any and all patents on the Inventions throughout the world to Assignee, its successors, or assigns, whose rights, title, and interests in such patents are the same as would have been held and enjoyed by Assignor had this assignment, sale, and transfer not been made.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, the Assignor has caused this Patent Assignment to be duly executed by its officer thereunto duly authorized as of the              day of April, 2008.

JNJ TECHNOLOGY HOLDINGS, LLC

By:
Name: Michael Janssen Title: Executive Director

STATE OF	)
: ss.:
COUNTY OF	)

On the              day of             , 200_, before me the undersigned, personally appeared                                              , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

3

Acknowledgement of Assignee:

BIOFORM MEDICAL, INC.

By:
Name: Steven L. Basta
Title: Chief Executive Officer

4

STATE OF	)
: ss.:
COUNTY OF	)

On the              day of             , 200_, before me the undersigned, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

5

EXHIBIT F

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”), is dated as of April 29, 2008, by and among JNJ Technology Holdings, LLC, a Colorado limited liability company (“JNJ”) and Advanced Cosmetic Intervention, Inc., a Colorado corporation (“ACI”).

Simultaneously with the execution and delivery of this Agreement, JNJ and BioForm Medical, Inc. (“BioForm”) have entered into an Asset Purchase Agreement (the “JNJ Purchase Agreement”), providing for, among other things, the sale of substantially all of JNJ’s business and assets.

In addition, simultaneously with the execution and delivery of this Agreement, ACI and BioForm have entered into an Asset Purchase Agreement (the “ACI Purchase Agreement”), providing for, among other things, the sale of substantially all of ACI’s business and assets.

JNJ and ACI are parties to that certain Technology License Agreement dated as of July 1, 2004 (the “Existing JNJ-ACI License”) and desire to terminate such agreement in connection with the completion of the JNJ Purchase Agreement and ACI Purchase Agreement.

NOW, THEREFORE, to induce BioForm to enter into, and in consideration of its entering into, the JNJ Purchase Agreement and ACI Purchase Agreement, the parties hereto agree as follows:

1. Agreement to Terminate and Assign. JNJ and ACI hereby terminate the Existing JNJ-ACI License effective immediately prior to the consummation of the JNJ Purchase Agreement and the ACI Purchase Agreement. Notwithstanding anything to the contrary in the Existing JNJ-ACI License, upon such termination of the Existing JNJ-ACI License, all existing rights and obligations of JNJ and ACI pursuant to the Existing JNJ-ACI License shall be of no further force or effect and JNJ and ACI shall not have any continuing rights, obligations or liabilities of any nature thereunder.

2. Further Actions. JNJ and ACI hereby agree to execute and deliver such further documents, and take such further actions, as may be required to carry out the purposes of this Agreement.

3. Governing Law; Counterparts. This Agreement shall be governed by the laws of the State of Colorado and may be executed in counterparts, which, when taken together shall constitute one and the same document.

[Signatures to follow]

IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first above written.

ADVANCED COSMETIC INTERVENTION, INC., a Colorado corporation

By:	/s/ Paul Maroon
Name:	Paul Maroon
Title:	Chief Executive Officer

JNJ TECHNOLOGY HOLDINGS, LLC, a Colorado limited liability company

By:	/s/ Michael Janssen
Name:	Michael Janssen
Title:	Executive Director

Signature Page to Termination Agreement

EXHIBIT G

FORM OF NON-COMPETITION WAIVER

FOR OB, PROSTATE SURGERY, AND RELATED APPLICATIONS

(insert date)

To:

CEO or CFO

BioForm Medical, Inc.

1875 South Grant Street, Suite 110

San Mateo, CA 94103

From:

(Company Name)

(Address)

I, a duly appointed officer of (insert Company Name) ( “Requestor”), hereby agree that if Requestor engages Michael Janssen as a consultant for Requestor:

(1) Mr. Janssen will advise and assist Requestor in connection with the development or commercialization of nerve ablation devices or related technology only for (insert OB, prostate surgery, or related applications) applications and will not be involved in the development or commercialization of any such technology outside of these applications; and

(2) All products resulting from Mr. Janssen’s consulting activities (each, an “Other Product”) will provide for a mutual incompatibility with products of BioForm Medical, Inc. (“BioForm”) so that: (a) the Other Product’s software is incompatible with BioForm products; (b) there is mechanical differentiation so that the Other Product is physically incompatible with BioForm products; (c) there is a built-in electrical incompatibility so that it is impossible to utilize disposables from a BioForm product on the Other Product or a disposable from the Other Product on a BioForm product; (d) the RF energy profile of the Other Product will produce therapeutically differentiated RF deliveries than BioForm products; (e) all disposable-based Other Products will utilize a differentiated connector further preventing plug in or use of the Other Product with a BioForm product; and (f) the load curve of the Other Product will be different to ensure physiological and further incompatibility with BioForm products.

Requestor further represents and warrants that Requestor has not entered into a consulting or other arrangement with Mr. Janssen as of the date of this letter and will only enter into such arrangement following the receipt of the approval as described below.

The undersigned certifies that he/she is a duly appointed officer of Requestor and that this agreement is a binding agreement of Requestor.

[REQUESTOR COMPANY NAME]

By:
Name: Title:

BioForm has reviewed and hereby approves the above request, solely as it relates to Michael Janssen’s involvement with the Requestor defined above.

BIOFORM MEDICAL, INC.

By:
Name: Title: